Exhibit 10.4

PURCHASE AGREEMENT

dated as of February 9, 2007

among

MR DEFAULT SERVICES LLC,

E-DEFAULT SERVICES LLC,

STATEWIDE TAX AND TITLE SERVICES LLC,

STATEWIDE PUBLISHING SERVICES LLC,

as Borrowers,

MR PROCESSING HOLDING CORP.,

CERTAIN SUBSIDIARIES OF BORROWERS,

as Guarantors,

VARIOUS LENDERS

and

THE ROYAL BANK OF SCOTLAND PLC

$55.0 Million Senior Subordinated Notes

i

SCHEDULES:
A:	Information Regarding Initial Lenders
1.01:	Designated Consolidated Adjusted EBITDA and Consolidated Capital Expenditures
3.01(h):	Closing Date Mortgaged Properties
4.01:	Jurisdictions of Organization and Qualification
4.02:	Capital Stock and Ownership
4.13:	Real Estate Assets
4.16:	Material Contracts
4.21:	Certain Fees
4.29:	Agreements with Managers
4.34:	Unauthorized UCC Filings
6.01:	Certain Indebtedness
6.02:	Certain Liens
6.07:	Certain Investments
6.12:	Certain Affiliate Transactions

EXHIBITS:
A:	Form of Note
B:	Compliance Certificate
C:	Opinion of Counsel
D:	Closing Date Certificate
E:	Solvency Certificate
F:	Counterpart Agreement

PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of February 9, 2007, is entered into by and among MR DEFAULT SERVICES LLC, a Delaware limited liability company (“MR”), E-DEFAULT SERVICES LLC, a Delaware limited liability company (“E-Default”), STATEWIDE TAX AND TITLE SERVICES LLC, a Delaware limited liability company (“STT”), STATEWIDE PUBLISHING SERVICES LLC, a Delaware limited liability company (“Statewide Publishing” and, together with MR, E-Default and STT, the “Borrowers”), MR PROCESSING HOLDING CORP., a Delaware corporation (“Holdings”), certain subsidiaries of Borrowers, as Guarantors, the Lenders party hereto from time to time and THE ROYAL BANK OF SCOTLAND PLC (“RBS” or the “Purchaser”).

RECITALS

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, pursuant to the Phase 1 Acquisition Agreements, MR has agreed to acquire certain assets from the Phase 1 Sellers;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Borrowers will issue to RBS and Ares Capital CP Funding, LLC (together the “Initial Lenders”), and the Initial Lenders will purchase from the Borrowers, $55.0 million in initial principal amount of 13.50% Senior Subordinated Notes due 2014 in the form of Exhibit A (together with all notes issued in exchange, substitution or replacement therefor, the “Notes”);

WHEREAS, proceeds from the issuance and sale of the Notes will be used to (a) finance, in part, the Phase 1 Acquisitions, (b) refinance all Existing Indebtedness of the Borrowers and (c) pay fees and expenses incurred in connection with the Transactions (other than any Phase 2 Acquisitions);

WHEREAS, Guarantors have agreed to guarantee the obligations of the Borrowers hereunder and under the Notes pursuant to the Guaranty set forth in Article Seven hereof; and

WHEREAS, the Notes and the Guaranty shall be unsecured, senior subordinated obligations of each Borrower and the Guarantors, respectively, ranking junior to all permitted Senior Debt and other secured Indebtedness of the Borrowers and the Guarantors that is pari passu with the Senior Debt, pari passu in right of payment with other senior subordinated indebtedness of the Borrowers and the Guarantors, respectively, and senior in right of payment to all contractually subordinated indebtedness of the Borrowers and the Guarantors, respectively.  The Notes will be subordinated to the Senior Debt pursuant to the Subordination Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE ONE
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01                            Definitions.

The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of an Authorized Officer of Holdings or any of its Subsidiaries, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Payment” as defined in Section 7.02.

“Agreement” means this Purchase Agreement, dated as of February 9, 2007, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Alternate Offer” as defined in Section 9.06.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than any Borrower or any Guarantor Subsidiary), in one transaction or a series of transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of Holdings’ Subsidiaries, other than (i) inventory (or other assets) sold or leased in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued), and (ii) sales of other assets for aggregate consideration of less than $275,000 individually or in the aggregate, during any Fiscal Year.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Big Four Accounting Firm” means any of Ernst & Young LLP, PWC, Deloitte & Touche LLP or KPMG LLP.

“Board of Directors” means (i) in the case of a Person that is a limited partnership, the general partner or any committee authorized to act therefor, (ii) in the case of a Person that is a corporation, the board of directors of such Person or any committee authorized to act therefor, (iii) in the case of a Person that is a limited liability company, the board of managers or members of such Person or such Person’s manager or any committee authorized to act therefor and (iv) in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such Person.

“Borrowers” as defined in the preamble hereto.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Capitalized Interest” is defined in Exhibit A.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Catch-Up Interest” as defined in Section 5.19(b).

“Change of Control” means, at any time, (i) Sponsor shall cease to beneficially own and control at least 50.1% on a fully diluted basis of the economic and voting interests in the Capital Stock of Holdings; (ii) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Sponsor shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors of Holdings; (iii) Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of each Borrower; or (iv) the majority of the seats (other than vacant seats) on the Board of Directors of Holdings cease to be occupied by Persons who either (a) were members of the Board of Directors of Holdings on the Closing Date or (b) were nominated for election by the Board of Directors of Holdings, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors.

“Closing” as defined in Section 2.03.

“Closing Date” means the date hereof.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit D.

“Collateral Agent” as defined in the recitals.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit B.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to (i)  the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, and to the extent any of the items in subparagraphs (b) through (n) (other than subparagraph (m)) reduce Consolidated Net Income, (b) Consolidated Interest Expense, (c) provisions for Taxes based on income, (d) total depreciation expense, (e) total amortization expense, (f) Transaction Costs incurred and paid in the period (to the extent expensed), (g) any financial advisory fees, accounting fees, legal fees and other similar advisory or consulting fees and other out-of-pocket costs and expenses of Holdings, any Borrower or any Borrower’s Subsidiaries in connection with the Phase 1 Acquisitions, deducted from Consolidated Net Income for any period terminating within six months of the Closing Date and in an aggregate amount not to exceed $1,000,000, (h) reimbursement of out-of-pocket expenses incurred by directors of any Loan Party or by Sponsor under any management agreement or arrangement with any Loan Party, (i) any transaction costs incurred in connection with the issuance of Securities or any refinancing transaction and any fees and expenses related to any Permitted Acquisitions that are not paid to the seller(s), (j) all one-time compensation charges, including without limitation, stay bonuses paid to existing management and severance costs, in an aggregate amount not to exceed $750,000 per Fiscal Year, (k) all expenses and charges which are not subject to dispute and with respect to which a third party is contractually obligated to reimburse Holdings or any of its Subsidiaries in a later period and such third party has the capacity to pay such expense or charge, (l) losses relating to Interest Rate Agreements or Currency Agreements, (m) the proceeds of any claim by any Borrower on business interruption insurance held by it in an amount not to exceed the earnings for such period that such proceeds were intended to replace; provided, that this clause (m) shall not apply for more than two consecutive Fiscal Quarters and (n) other non-Cash items including but not limited to FAS 123 expenses and charges (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period) minus (ii) the sum of (a) all expenses and charges under clause (i)(k) above at the time reimbursed, (b) gains relating to Interest Rate Agreements or Currency Agreements and (c) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period); provided that, solely for purposes of calculation of Consolidated Adjusted EBITDA for any period including the Fiscal Quarters ended June 30, 2006, September 30, 2006 and December 31, 2006 and ending March 31, 2007, Consolidated Adjusted EBITDA for such Fiscal Quarters shall equal the amount or, in the case of the Fiscal Quarter ending March 31, 2007, be calculated in the manner, set forth on Schedule 1.01.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in Cash for such period.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) Consolidated Cash Interest Expense (less any payments made to obtain any Interest Rate Agreements and any expenses reimbursed under this Agreement, in each case solely to the extent such payments are included in Consolidated Cash Interest Expense), (ii) payments of principal of the Term Loans (as defined in the Senior Credit Agreement) and the Incremental Term Loans (as defined in the Senior Credit Agreement) under Section 2.24 of the Senior Credit Agreement and scheduled payments of principal on other Consolidated Total Debt, (iii) Consolidated Capital Expenditures (net of (x) any proceeds of any related financings with respect to such expenditures, (y) any proceeds from an Excluded Issuance, any Net Asset Sale Proceeds (as defined in the Senior Credit Agreement) or any Net Insurance/Condemnation Proceeds (as defined in the Senior Credit Agreement), or (z) any capital expenditures made as a tenant in leasehold improvements to the extent reimbursed by the landlord) and (iv) the portion of Taxes based on income actually paid in Cash in such period; provided that, solely for purposes of calculation of Consolidated Fixed Charges for any period including the Fiscal Quarters ended June 30, 2006, September 30, 2006 and December 31, 2006 and ending March 31, 2007, each of Consolidated Capital Expenditures and the portion of Taxes based on income actually paid in Cash for such Fiscal Quarters shall equal the amount or, in the case of the Fiscal Quarter ending March 31, 2007, be calculated in the manner, set forth on Schedule 1.01; provided further that, solely for purposes of calculation of Consolidated Fixed Charges for any period including the Fiscal Quarters ended June 30, 2006, September 30, 2006 and December 31, 2006, each of the amounts calculated in accordance with clauses (i), (ii) and (iv) above shall exclude such Fiscal Quarters and instead be calculated by annualizing the actual aggregate amounts calculated for the other remaining Fiscal Quarters occurring in such period (for example, for the twelve-month period ended March 31, 2007, Consolidated Cash Interest Expense shall equal the aggregate amount of Consolidated Cash Interest Expense for the Fiscal Quarter ended on such date multiplied by 4, for the twelve-month period ended June 30, 2007, Consolidated Cash Interest Expense shall equal the aggregate amount of Consolidated Cash Interest Expense for the two Fiscal Quarters ended on such date multiplied by 2, and for the twelve-month period ended September 30, 2007, Consolidated Cash Interest Expense shall equal the aggregate amount of Consolidated Cash Interest Expense for the three Fiscal Quarters ended on such date multiplied by 4/3).

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.23(d) of the Senior Credit Agreement or in the Fee Letter, in each case, payable on or before the Closing Date; provided further that, solely for purposes of calculation of Consolidated Interest Expense for any period including the Fiscal Quarters ended June 30, 2006, September 30, 2006 and December 31, 2006, each of the amounts calculated in accordance with the foregoing shall exclude such Fiscal Quarters and instead be calculated by annualizing the actual aggregate amounts calculated for the other remaining Fiscal Quarters occurring in such period (for example, for the twelve-month period ended March 31, 2007, Consolidated Interest Expense shall equal the aggregate amount of Consolidated Interest Expense for the Fiscal Quarter ended on such date multiplied by 4, for the twelve-month period ended June 30, 2007, Consolidated Interest Expense shall equal the aggregate amount of Consolidated Interest Expense for the two Fiscal Quarters ended on such date multiplied by 2, and for the twelve-month period ended September 30, 2007, Consolidated Interest Expense shall equal the aggregate amount of Consolidated Interest Expense for the three Fiscal Quarters ended on such date multiplied by 4/3).

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a

Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, (c) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales, discontinued operations or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Senior Secured Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries that is secured by a Lien (excluding the face amount of any letter of credit issued for the account of any Borrower or any Subsidiary that has not been drawn or as to which any Borrower or any Subsidiary is not otherwise liable at such date of determination for any reimbursement of drawings) determined on a consolidated basis in accordance with GAAP (without giving effect to original issue discount, if any).

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP (without giving effect to original issue discount, if any).

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.02.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F delivered by a Loan Party pursuant to Section 5.11.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

“Default” means a condition or event that constitutes an Event of Default or that, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Default Rate” as defined in Exhibit A.

“Delayed Draw Term Loan” means a term loan made by a Lender to Borrowers pursuant to Section 2.01(b) of the Senior Credit Agreement.

“Disqualified Stock” means, with respect to Holdings, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(a)                                  matures or its mandatorily redeemable (other than redeemable only for the Capital Stock of Holdings which is not Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(b)                                 is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(c)                                  is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part,

in each case on or prior to the first anniversary of the later of (x) the Final Maturity Date (as defined in the Senior Credit Agreement) and (y) the scheduled maturity date for the Notes.

“Documentation Agent” as defined in the recitals.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“E-Default” as defined in the preamble hereto.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to human health or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; or (ii) the generation, use, storage, transportation or disposal of Hazardous Materials.

“Equity Investors” means the Sponsor and the Management Investors.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated)

which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” means each of the conditions or events set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Issuance” means any capital contribution to or issuance by Holdings of any Capital Stock (other than Disqualified Stock), (i) pursuant to any employee stock or stock option compensation plan, (ii) to any Person that is an Equity Investor on the Closing Date or is an Affiliates thereof, (iii) to management and directors in an amount not to exceed 15% of the fully diluted outstanding Capital Stock of Holdings or (iv) pursuant to a Qualifying Equity Issuance.

“Existing Credit Agreement” means that certain Credit and Guaranty Agreement dated as of February 24, 2006, as amended prior to the date hereof, among the Borrowers, Holdings, certain subsidiaries of the Borrowers as guarantors, the lenders party thereto, RBSS, as sole lead arranger, sole book runner and syndication, and RBS, as administrative agent, collateral agent and documentation agent.

“Existing Indebtedness” means (i) Indebtedness and other obligations outstanding under the Existing Credit Agreement and (ii) Indebtedness and other obligations outstanding under the Existing Senior Subordinated Notes.

“Existing Purchase Agreement” means that certain Purchase Agreement, dated as of February 24, 2006, as amended prior to the date hereof, among Holdings, each of the Borrowers, as issuers, and the purchasers named therein relating to the Existing Senior Subordinated Notes.

“Existing Senior Subordinated Notes” means Borrowers’ Senior Subordinated Notes in the initial aggregate principal amount of $39,000,000 issued pursuant to the Existing Purchase Agreement.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries.

“Fair Share” as defined in Section 7.02.

“Fair Share Contribution Amount” as defined in Section 7.02.

“Fair Share Shortfall” as defined in Section 7.02.

“Fee Letter” means that certain Amended and Restated Fee Letter, dated February 9, 2007, by and between Royal Bank of Scotland plc, RBS Securities Corporation, the Borrowers and Holdings.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and, in the case of interim financial statements, the absence of footnotes.

“Financial Plan” as defined in Section 5.01(i).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending, to (ii) Consolidated Fixed Charges for such four-Fiscal Quarter period.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which any Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fraudulent Transfer Laws” as defined in Section 2.13.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, mezzanine instruments and similar extensions of credit in the ordinary course of its business.

“Funding Borrower” as defined in Section 2.13.

“Funding Guarantor” as defined in Section 7.02.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guaranteed Obligations” as defined in Section 7.01.

“Guarantor” means each of Holdings and each Domestic Subsidiary of Holdings (other than Borrowers).

“Guarantor Subsidiary” means each Guarantor other than Holdings.

“Guaranty” means the guaranty of each Guarantor set forth in Article Seven.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty in order to satisfy the requirements of the Senior Credit Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Holdings” as defined in the preamble hereto.

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any Interest Rate Agreement and any Currency Agreement be deemed “Indebtedness” for any purpose under Section 6.08; provided, further, that Indebtedness shall not include accrued expenses arising in the ordinary course of business.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses, settlement costs and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents, the Transactions or the other transactions contemplated hereby or thereby (including Lenders’ agreement to purchase Notes or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including the enforcement of the Guaranty)); (ii) the statements contained in the commitment letter delivered by any Lender to Borrowers with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.

“Indemnitee” as defined in Section 12.02(b).

“Information” as defined in Section 12.16.

“Initial Lenders” as defined in the preamble hereto.

“Institutional Accredited Investors” is defined in Section 12.05.

“Institutional Investor” means (a) any Lender and any transferee that is an Affiliate of such Lender and (b) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company or investment fund, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form organized under the laws of the United States, any state thereof, or the District of Columbia, with capital and surplus in excess of $50,000,000.

“Intellectual Property” means (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all broadcast rights, (e) all mask works and all applications, registrations and renewals in connection therewith, (f) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions and manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (g) all computer software (including data and related documentation), (h) all other proprietary rights, (i) all copies and tangible embodiments thereof (in whatever form or medium) and (j) all licenses and agreements in connection therewith.

“Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended, to (ii) Consolidated Cash Interest Expense for such four-Fiscal Quarter period (less any payments made to obtain any Interest Rate Agreements and any expenses reimbursed under this Agreement, in each case solely to the extent such payments are included in Consolidated Cash Interest Expense).

“Interest Payment Date” as defined in Exhibit A.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than Holdings or any Guarantor Subsidiary), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Holdings or any of its Subsidiaries to any other Person (other than Holdings or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus all returns of capital with respect thereto.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Lender” means a Person in whose name a Note is registered on the Security Register (including each of the Initial Lenders and their respective successors, assigns and transferees).

“Lender Counterparty” means each Senior Lender or any Affiliate of a Senior Lender counterparty to a Hedge Agreement (including any Person who is a Senior Lender or any Affiliate of a Senior Lender as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be a Senior Lender).

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Liquidity Event” shall mean (a) a Change of Control, (b) except as permitted under Section 6.09(a), any sale of all or substantially all of the assets or business of Holdings or any of its Subsidiaries or (c) an initial public offering of the Capital Stock of Holdings or any of its Subsidiaries.

“Liquidity Event Offer” as defined in Section 9.06.

“Liquidity Event Payment” as defined in Section 9.06.

“Liquidity Event Payment Date” as defined in Section 9.06.

“Loan Document” means any of this Agreement, the Notes, the Subordination Agreement and all other documents, instruments or agreements executed and delivered by a Loan Party for the benefit of any Lender or the Purchaser in connection herewith (excluding Hedge Agreements, any documents under which any Lender acquires any Capital Stock of Holdings and any documents governing such ownership of Capital Stock of Holdings).

“Loan Party” means each of Holdings, any Borrower and the Guarantors.

“Management Investors” means the natural persons being the current or former members of management, officers and employees of Holdings and/or its Subsidiaries who have been, are or become investors in Holdings.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets or financial condition of Holdings and its Subsidiaries taken as a whole; (ii) the ability of the Loan Parties to fully and timely perform their Obligations; (iii) the legality, validity, binding effect or enforceability against the Loan Parties of the Loan Documents; or (v) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under the Loan Documents.

“Material Contract” means (i) each Services Agreement, (ii) each Phase 1 Acquisition Agreement, and (iii) any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Loan Documents and the documents related thereto) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maximum Accrual” as defined in Section 5.19(b).

“MHS” means Morris, Hardwick & Schneider, LLC, a Georgia limited liability company.

“MHS Acquisition” means the purchase by MR of certain assets from MHS pursuant to the MHS Acquisition Agreement.

“MHS Acquisition Agreement” means the Contribution Agreement, dated as of February 2, 2007, by and among Holdings, MR and MHS, including all schedules and exhibits thereto and any ancillary documents executed in connection therewith, as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with the provisions of Section 6.15 hereof.

“MHS Services Agreement” means the Services Agreement, dated as of February 2, 2007, by and among the Borrowers and MHS, as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with the provisions of Section 6.15 hereof.

“Moody’s” means Moody’s Investor Services, Inc.

“MR” as defined in the preamble hereto.

“MR Law” means McCalla, Raymer, Padrick, Cobb, Nichols and Clark, LLC, a Georgia limited liability company.

“MR Services Agreement” means the Services Agreement, dated as of February 24, 2006, by and among the Borrowers and MR Law, as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with the provisions of Section 6.15 hereof.

“MSP” means Morris, Schneider & Prior, L.L.C., a Georgia limited liability company.

“MSP Acquisition” means the purchase by MR of certain assets from MSP pursuant to the MSP Acquisition Agreement.

“MSP Acquisition Agreement” means the Contribution Agreement, dated as of February 2, 2007 by and among Holdings, MR and MSP, including all schedules and exhibits thereto and any ancillary documents executed in connection therewith, as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with the provisions of Section 6.15 hereof.

“MSP Services Agreement” means the Services Agreement, dated as of February 2, 2007, by and among the Borrowers and MSP, as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with the provisions of Section 6.15 hereof.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Excluded Issuance Proceeds” means, with respect to any Excluded Issuance, an amount equal to the gross amount of cash proceeds paid to or received by Holdings in respect of such Excluded Issuance, net of underwriting discounts and commissions or placement fees, investment banking fees, legal fees, consulting fees, accounting fees and other customary fees and expenses directly incurred by Holdings in connection therewith (other than those payable to any Loan Party or any fee in excess of 1.0% of the gross proceeds of such Excluded Issuance payable to an Affiliate of any Loan Party).

“Non-Excluded Taxes” as defined in Section 9.09.

“Notes” as defined in the recitals.

“Obligation Aggregate Payments” as defined in Section 2.13.

“Obligation Fair Share” as defined in Section 2.13.

“Obligation Fair Share Contribution Amount” as defined in Section 2.13.

“Obligation Fair Share Shortfall” as defined in Section 2.13.

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to the Purchaser and any of the Lenders, under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.07.

“Option of Lender to Elect Purchase” as defined in Section 9.06.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding,” or “outstanding” when used with respect to the Notes, means, as of the date of determination, all Notes theretofore executed and delivered under this Agreement, except:

(i)                                     Notes theretofore canceled by the Borrowers or delivered to the Borrowers for cancellation;

(ii)                                  Notes for whose redemption money in the necessary amount has been theretofore set aside by the Borrowers with a third party in trust for the Lenders of such Notes; provided that notice of such redemption has been duly given as provided in this Agreement; and

(iii)                               Notes which have been paid pursuant to Section 2.10 or in exchange for or in lieu of which other Notes have been executed and delivered pursuant to this Agreement;

provided, however, that in determining whether the Lenders of the requisite principal amount of the Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by Holdings, Borrowers or any other obligor upon the Notes or any Affiliate of Holdings or Borrowers or of such other obligor shall be disregarded and deemed not to be Outstanding.  Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Requisite Lenders the pledgee’s right so to act with respect to such Notes and that the pledgee is not Holdings, any Borrower or any other obligor upon the Notes or any Affiliate of Holdings, Borrowers or of such other obligor.

“Patriot Act” as defined in Section 4.32.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition by any Borrower or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person (the “Target”); provided,

(a)                                  immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b)                                 all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(c)                                  in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by the Target or any newly formed Subsidiary of a Borrower in connection with such acquisition shall be owned 100% by a Borrower or a Guarantor Subsidiary thereof, and such Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of such Borrower, each of the actions set forth in Section 5.11;

(d)                                 Holdings and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.08 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended (as determined in accordance with Section 6.08(f));

(e)                                  Borrowers shall have delivered to the Lenders at least ten (10) Business Days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with Section 6.08 as required under clause (d) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.08;

(f)                                    the Target (y) shall be in the same or a similar or related business or lines of business in which the acquiring Borrower and/or its Subsidiaries are engaged as of the Closing Date and (z) shall have generated positive cash flow for the four-Fiscal Quarter period most recently ended prior to the date of such acquisition; and

(g)                                 the total consideration to be paid in respect of all acquisitions made from the Closing Date to the date of determination (to the extent not funded from one or more Qualifying Equity Issuances) is less than $70,000,000 in the aggregate.

“Permitted Investments” means each of the Investments permitted pursuant to Section 6.07.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phase 1 Acquisition Agreements” means the MHS Acquisition Agreement and the MSP Acquisition Agreement.

“Phase 1 Acquisitions” means the MHS Acquisition and the MSP Acquisition.

“Phase 1 Sellers” means MHS and MSP.

“Phase 2 Acquisitions” means any Permitted Acquisitions financed, in whole or in part, with Delayed Draw Term Loans.

“Private Offering” means any offering by any Lender of some or all of the Notes without registration under (but in compliance with) the Securities Act.

“Pro Forma Financial Statements” as defined in Section 3.01(j).

“Projections” as defined in Section 4.08.

“Purchase Price” as defined in Section 2.02.

“Purchaser” as defined in the preamble to this Agreement.

“PWC” means Pricewaterhouse Coopers LLP.

“Qualified Institutional Buyer” means any Person that is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act.

“Qualifying Equity Issuance” means any issuance of Capital Stock (other than Disqualified Stock) by, or equity contribution to, Holdings if (a) after giving effect thereto, no Change of Control shall have occurred; (b) such Capital Stock shall be issued pursuant a private placement exempt from registration under the Securities Act; and (c) such Capital Stock or the Net Excluded Issuance Proceeds thereof, if any, shall be used solely for the purpose of paying the consideration for Permitted Acquisitions.

“RBSS” means RBS Securities Corporation.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real property.

“Redemption Date” means, when used with respect to any Note to be redeemed, the date fixed for such redemption by or pursuant to this Agreement.

“Redemption Price” means, with respect to any prepayment of the Notes, the applicable amount specified in Exhibit A for such prepayment.

“Regular Record Date” as defined in Exhibit A.

“Regulation S” means Regulation S under the Securities Act (or any successor provision), as it may be amended from time to time.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor regulation to all or a portion thereof.

“Related Agreements” means, collectively:

(a)                                  the Phase 1 Acquisition Agreements; and

(b)                                 the Senior Debt Documents.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Requisite Lenders” means Lenders holding more than 50% of the aggregate outstanding principal amount of the Notes.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings or any Borrower now or hereafter outstanding, except a dividend payable solely in shares of stock (other than Disqualified Stock) to the holders thereof; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or any Borrower now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings or any Borrower now or hereafter outstanding; (iv) management or similar fees payable to Sponsor or any of its Affiliates; and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Corporation, Inc.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Register” as defined in Section 2.08(a).

“Seller Subordinated Notes” means Indebtedness of any Borrower or any of its Subsidiaries owing to the seller in any Permitted Acquisition so long as (i) at the time of the issuance of such Indebtedness, no Default or Event of Default then exists or would result therefrom, (ii) such Indebtedness is unsecured and is subordinated to the Obligations on a basis reasonably satisfactory to the Requisite Lenders, and (iii) such Indebtedness does not have any required amortization, maturity, sinking fund payment or similar requirement, or any cash interest payment requirement, in any case prior to the date that is one year after the Stated Maturity Date.

“Senior Credit Agreement” means the Credit and Guaranty Agreement dated as of the date hereof, by and among the Borrowers, Holdings, certain subsidiaries of Borrowers, various lenders, RBSS as sole lead arranger, sole book runner and syndication agent and RBS as Administrative Agent,

Collateral Agent and Documentation Agent (in such capacities, “Administrative Agent,” “Collateral Agent” and “Documentation Agent”), as the same may be amended, supplemented, renewed, replaced, refinanced, extended or otherwise modified from time to time and any one or more agreements renewing, replacing, extending or refinancing all or any of the debt or commitments thereunder, but only in each case to the extent permitted by the Subordination Agreement.

“Senior Debt” is defined in the Subordination Agreement.

“Senior Debt Documents” means the Senior Credit Agreement, each of the other Loan Documents (as defined in the Senior Credit Agreement), each Hedge Agreement between one or more Loan Parties and a Lender Counterparty) and all other related agreements and documents (including any notes issued thereunder) issued or delivered hereunder or thereunder or pursuant hereto or thereto, in each case as the same may be amended, modified or supplemented from time to time.

“Senior Lenders” means the lenders providing the Senior Debt under the Senior Credit Agreement.

“Senior Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Senior Secured Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Services Agreements” means the MR Services Agreement, the MHS Services Agreement and the MSP Services Agreement.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings substantially in the form of Exhibit E.

“Solvent” means, with respect to any Loan Party, that as of the date of determination both (i) (a) the sum of such Loan Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Loan Party’s present assets; (b) such Loan Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its general ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Sponsor” means Great Hill Equity Partners II Limited Partnership, Great Hill Equity Partners III, LP and/or their Affiliates.

“Stated Maturity Date” as defined in Exhibit A.

“Statewide Publishing” as defined in the preamble hereto.

“STT” as defined in the preamble hereto.

“Subject Transaction” as defined in Section 6.08(f).

“Subordination Agreement” means the subordination and intercreditor agreement, dated as of the Closing Date, by and among the Administrative Agent, the Initial Lenders, Holdings, Borrowers, and each Guarantor Subsidiary, as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with the provisions of Section 6.16 hereof, such agreement to be in form and substance reasonably acceptable to the Purchaser.

“Subordinated Indebtedness” means Indebtedness of Holdings, Borrowers or any of their respective Subsidiaries subordinated or junior in right of payment to the Notes (or Guarantees thereof).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Target” as defined in the definition of Permitted Acquisition.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Total Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Transaction Costs” means the fees, costs and expenses payable by Holdings, any Borrower or any Borrower’s Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Loan Documents and the Related Agreements.

“Transactions” means the Phase 1 Acquisitions, the Phase 2 Acquisitions, the entering into of the Senior Credit Agreement and the funding of the loans thereunder, the issuance and purchase of the Notes and all related transactions.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

Section 1.02                            Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Sections 5.01(a) and 5.01(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.01(e), if applicable).  Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used by PWC to prepare the Final Quality of Earnings for the twelve month period ended December 31, 2005.  To the extent there are any changes in GAAP from the date of this Agreement, if at any time such change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and

Borrowers or the Requisite Lenders shall so request, the Requisite Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with such GAAP prior to such change therein.

Section 1.03                            Interpretation, etc.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04                            Construction.

Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement; (ii) it has had full and fair opportunity to review and revise the terms of this Agreement; (iii) this Agreement has been drafted jointly by all of the parties hereto; and (iv) neither the Purchaser nor any Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Purchaser and the Lenders, on the one hand, and Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

ARTICLE TWO

AUTHORIZATION AND ISSUANCE OF NOTES; TERMS OF NOTES

Section 2.01                            Authorization of Issue.

On or prior to the execution and delivery of this Agreement, each Borrower will authorize the issuance and sale of the $55,000,000 aggregate principal amount of the Notes (plus additional Notes issued as payment-in-kind for interest due, to the extent permitted in the Notes), each Note to be in the form of Exhibit A hereto.

Section 2.02                            Sale and Purchase of the Notes.

On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth in this Agreement, the Borrowers agree to issue and sell to the Initial Lenders, and each Initial Lender agrees severally but not jointly to purchase from the Borrowers, at the Closing provided for in Section 2.03, Notes in the principal amount specified opposite each Initial Lender’s name in Schedule A hereto at 100% of the principal amount thereof (the “Purchase Price”).

Section 2.03                            Closing.

(a)                          The sale and purchase of the Notes shall occur at a closing (the “Closing”) on February 9, 2007, or on such other Business Day thereafter as may be agreed upon by the Borrowers and the Initial Lenders (in either case, the date and time of the Closing is referred to herein as the “Closing Date”).  At the Closing, the Borrowers will deliver to each Initial Lender Notes dated the Closing Date, in the principal amount to be purchased by each Initial Lender and registered in the name of each Initial Lender or its nominee against payment by such Initial Lender to the Borrowers, or to their order, by wire transfer of immediately available funds in the amount of the Purchase Price (as provided in Section 2.02) to such bank account or accounts as the Borrowers may request in writing at least two Business Days prior to the Closing Date.

(b)                                 If at the Closing the Borrowers shall fail to deliver to the Initial Lenders the Notes as provided in Section 2.03(a), or any of the conditions specified in Article 3 shall not have been fulfilled to the Initial Lenders’ reasonable satisfaction or waived, then the Initial Lenders shall, at their election, be relieved of all further obligations under this Agreement, without thereby waiving any rights the Initial Lenders may have by reason of such failure or such nonfulfillment; provided, that upon payment for and receipt of such Notes by the Initial Lenders, all such conditions shall be deemed satisfied or waived.

Section 2.04                            Form and Execution.

The Notes shall be in the form of Exhibit A hereto.  The Notes shall be executed on behalf of each Borrower by its president, chief executive officer or one of its vice presidents.  The signature of any of these officers on the Notes may be manual or facsimile.

Notes bearing the manual or facsimile signatures of individuals who were at any time the proper officers of any Borrower shall bind such Borrower, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of such Notes.

Section 2.05                            Terms of the Notes.

The terms of the Notes shall be as set forth herein and in Exhibit A.

Section 2.06                            Registered Form.

The Notes shall be issuable only in registered form without coupons and only in denominations equal to or greater than $1,000.

Section 2.07                            Form of Legend for the Notes.

Every Note issued and delivered hereunder shall bear a legend in substantially the following form:

“THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS.  SUCH SECURITY MAY BE OFFERED, SOLD OR TRANSFERRED ONLY IN COMPLIANCE WITH THE REQUIREMENTS OF SUCH ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS AND SUBJECT TO THE PROVISIONS OF THE PURCHASE AGREEMENT, DATED AS OF FEBRUARY 9, 2007, AMONG MR DEFAULT SERVICES LLC (“MR”), E-DEFAULT SERVICES LLC, (“E-DEFAULT”), STATEWIDE TAX AND TITLE SERVICES LLC (“STT”), STATEWIDE PUBLISHING SERVICES LLC (“STATEWIDE PUBLISHING” AND TOGETHER WITH MR, E-

DEFAULT AND STT, ON A JOINT AND SEVERAL BASIS, THE “BORROWERS”), MR PROCESSING HOLDING CORP. (“HOLDINGS”), CERTAIN SUBSIDIARIES OF BORROWERS, THE LENDERS PARTY THERETO FROM TIME TO TIME AND THE ROYAL BANK OF SCOTLAND PLC (THE “PURCHASE AGREEMENT”).  A COPY OF THE PURCHASE AGREEMENT IS AVAILABLE AT THE OFFICES OF EACH OF THE BORROWERS.

“THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF FEBRUARY 9, 2007, AMONG THE ROYAL BANK OF SCOTLAND PLC, IN ITS CAPACITY AS A PURCHASER OF A NOTE, OTHER LENDERS UNDER THE NOTE PURCHASE AGREEMENT GOVERNING THIS NOTE FROM TIME TO TIME PARTY THERETO, HOLDINGS, THE BORROWERS, CERTAIN SUBSIDIARIES OF THE BORROWERS, THE ROYAL BANK OF SCOTLAND PLC, IN ITS CAPACITY AS ADMINISTRATIVE AGENT (TOGETHER WITH ITS SUCCESSORS AND ASSIGNS, THE “ADMINISTRATIVE AGENT”) AND COLLATERAL AGENT (TOGETHER WITH ITS SUCCESSORS AND ASSIGNS, THE “COLLATERAL AGENT”) FOR THE LENDERS UNDER THE SENIOR CREDIT AGREEMENT (AS DEFINED BELOW), TO THE INDEBTEDNESS (INCLUDING INTEREST) OWED BY THE BORROWERS PURSUANT TO THAT CERTAIN CREDIT AND GUARANTY AGREEMENT DATED AS OF FEBRUARY 9, 2007 AMONG THE BORROWERS, HOLDINGS, CERTAIN SUBSIDIARIES OF BORROWERS, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, AND THE LENDERS FROM TIME TO TIME PARTY THERETO (THE “SENIOR CREDIT AGREEMENT”), AS SUCH SENIOR CREDIT AGREEMENT MAY BE AMENDED, SUPPLEMENTED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME AND TO INDEBTEDNESS REFINANCING THE INDEBTEDNESS UNDER THAT AGREEMENT AS CONTEMPLATED BY THE SUBORDINATION AGREEMENT; AND EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT WITHIN THE MEANING OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND THE REGULATIONS THEREUNDER.  UPON ANY LENDER’S REQUEST, THE CHIEF FINANCIAL OFFICER OF THE BORROWERS WILL PROVIDE TO SUCH LENDER INFORMATION REGARDING THIS NOTE’S ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY.”

Section 2.08                            Registration, Registration of Transfer and Exchange.

(a)                          Security Register.  The Borrowers shall maintain a register (the “Security Register”) for the registration of transfer of the Notes.  The name and address of the Lender of each Note, records of any transfers of the Notes and the name and address of any transferee of a Note shall be entered in the Security Register and the Borrowers shall, promptly upon receipt thereof, update the Security Register to reflect all information received from a Lender.  There shall be no more than one Lender for each Note, including all beneficial interests therein.

(b)                                 Registration of Transfer.  Upon surrender for registration of transfer of any Note at the office or agency of the Borrowers, the Borrowers shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and like aggregate principal amount.

(c)                                  Exchange.  At the option of the Lender, Notes may be exchanged for other Notes, of any authorized denominations and of like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency.  Whenever any Notes are so surrendered for exchange, the Borrowers shall execute and deliver the Notes that the Lender making the exchange is entitled to receive.

(d)                                 Effect of Registration of Transfer or Exchange.  All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Borrowers, evidencing the same indebtedness, and entitled to the same benefits under this Agreement, as the Notes surrendered upon such registration of transfer or exchange.

(e)                                  Requirements; Charges.  Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Borrowers) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Borrowers duly executed, by the Lender thereof or its attorney duly authorized in writing.  No service charge shall be made for any registration of transfer or exchange of Notes, but the Borrowers may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, other than (i) any transfers by the Purchaser in connection with the syndication of the Notes by the Purchaser or (ii) exchanges not involving any transfer.

(f)                                    Certain Limitations.  If the Notes are to be redeemed in part, the Borrowers shall not be required (i) to issue, register the transfer of or exchange any Note during a period beginning at the opening of business 15 Business Days before the day of the mailing of a notice of redemption of any such Notes selected for redemption under Section 9.02 and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

Section 2.09                            Transfer Restrictions.

No Note may be sold, pledged, transferred or otherwise disposed of (any such sale, transfer or other disposition is herein referred to as a “sale”), other than in compliance with Section 12.05, Section 12.06 and this Section 2.09.  Notwithstanding the foregoing, a pledge by any Lender of a Note shall not constitute a sale unless and until such pledge shall be realized upon.  Each transferee or assignee by acceptance of a Note agrees to be bound by the terms and provisions of this Agreement and shall have the rights and benefits of a party hereto and shall be a “Lender” for all purposes and shall be entitled to enforce the provisions hereof.

Section 2.10                            Mutilated, Destroyed, Lost and Stolen Notes.

If any mutilated Note is surrendered to the Borrowers, the Borrowers at their expense shall execute and deliver in exchange therefor a new Note of the same principal amount and bearing a number not contemporaneously outstanding.

If there shall be delivered to any Borrower (a) evidence to its satisfaction of the destruction, loss or theft of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such destruction, loss or theft) and (b) such security or indemnity as may be reasonably required by the Borrowers to save each of them and any agent harmless (provided that if the Lender for such Note is, or is a nominee for, the Purchaser or another Lender with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), then, in the absence of notice that such Note has been acquired by a bona fide purchaser, the Borrowers shall execute and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of a like principal amount and bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Borrowers in their discretion may, instead of issuing a new Note, pay such Note.

Every new Note issued pursuant to this Section 2.10 in lieu of any destroyed, lost or stolen Note shall, without duplication of the original Note, constitute an original additional contractual obligation of the Borrowers, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.10 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.11                            Persons Deemed Owners.

Prior to due presentment of a Note for registration of transfer, the Borrowers and any agent of the Borrowers shall treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue and neither any Borrower nor any agent of any Borrower shall be affected by notice or knowledge to the contrary.

Section 2.12                            Cancellation.

All Notes surrendered for payment, redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Borrowers, be delivered to the Borrowers and shall be promptly canceled by it.  The Borrowers shall cancel any Notes previously issued and delivered hereunder, which the Borrowers may have reacquired.

Section 2.13                            Joint and Several Liability.

(a)                                  Joint and Several Liability.  All Obligations of Borrowers under this Agreement and the other Loan Documents shall be joint and several Obligations of each Borrower.  Anything contained in this Agreement and the other Loan Documents to the contrary notwithstanding, the Obligations of each Borrower hereunder, solely to the extent that such Borrower did not receive proceeds of the issuance of Notes hereunder, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its Obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code, 11 U.S.C. §548, or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower in respect of intercompany

Indebtedness to any other Loan Party or Affiliates of any other Loan Party to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Loan Party hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Borrower pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Borrower and other Affiliates of any Loan Party of Obligations arising under Guaranties by such parties.

(b)                                 Subrogation.  Until the Obligations shall have been paid in full in Cash (except for continuing indemnity obligations), each Borrower shall withhold exercise of any right of subrogation, contribution or any other right to enforce any remedy which it now has or may hereafter have against the other Borrowers or any other guarantor of the Obligations.  Each Borrower further agrees that, to the extent the waiver of its rights of subrogation, contribution and remedies as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights such Borrower may have against the other Borrowers, any collateral or security or any such other guarantor, shall be junior and subordinate to any rights the Lenders may have against the other Borrower, any such collateral or security, and any such other guarantor.  Borrowers together desire to allocate among themselves, in a fair and equitable manner, their Obligations arising under this Agreement and the other Loan Documents.  Accordingly, in the event any payment or distribution is made on any date by any Borrower under this Agreement and the other Loan Documents (a “Funding Borrower”) that exceeds its Obligation Fair Share (as defined below) as of such date, that Funding Borrower shall be entitled to a contribution from the other Borrowers in the amount of such other Borrowers’ Obligation Fair Share Shortfall (as defined below) as of such date, with the result that all such contributions will cause each Borrower’s Obligation Aggregate Payments (as defined below) to equal its Obligation Fair Share as of such date.  “Obligation Fair Share” means, with respect to a Borrower as of any date of determination, an amount equal to (i) the ratio of (X) the Obligation Fair Share Contribution Amount (as defined below) with respect to such Borrower to (Y) the aggregate of the Obligation Fair Share Contribution Amounts with respect to all Borrowers, multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Borrowers under this Agreement and the other Loan Documents in respect of the Obligations guarantied.  “Obligation Fair Share Shortfall” means, with respect to a Borrower as of any date of determination, the excess, if any, of the Obligation Fair Share of such Borrower over the Obligation Aggregate Payments of such Borrower.  “Obligation Fair Share Contribution Amount” means, with respect to a Borrower as of any date of determination, the maximum aggregate amount of the Obligations of such Borrower under this Agreement and the other Loan Documents that would not render its Obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under any Fraudulent Transfer Law; provided that, solely for purposes of calculating the Obligation Fair Share Contribution Amount with respect to any Borrower for purposes of this Section 2.13, any assets or liabilities of such Borrower arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or Obligations of contribution hereunder shall not be considered as assets or liabilities of such Borrower.  “Obligation Aggregate Payments” means, with respect to a Borrower as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Borrower in respect of this Agreement and the other Loan Documents (including in respect of this Section 2.13) minus (ii) the aggregate amount of all payments received on or before such date by such Borrower from the other Borrowers as contributions under this Section 2.13.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Borrower.  The allocation among the Borrowers of their Obligations as set forth in this Section 2.13 shall not be construed in any way to limit the liability of any Borrower hereunder or under any Loan Document.

(c)                                  Representative of Borrowers.  Each of E-Default, STT and Statewide Publishing hereby appoints MR as its agent, attorney-in-fact and representative for the purpose of (i) the giving and receipt of notices by and to Borrowers under this Agreement, (ii) the delivery of all documents, reports, financial statements and written materials required to be delivered by Borrowers under this Agreement, and (iii) all other purposes incidental to any of the foregoing.  Each of E-Default, STT and Statewide Publishing agrees that any action taken by MR as the agent, attorney-in-fact and representative of E-Default, STT or Statewide Publishing shall be binding upon E-Default, STT or Statewide Publishing, as applicable, to the same extent as if directly taken by E-Default, STT or Statewide Publishing, as applicable.

ARTICLE THREE
CONDITIONS TO CLOSING

Section 3.01                            Closing Date.

The obligation of the Lenders to purchase Notes at the Closing is subject to the satisfaction, or waiver in accordance with Section 12.03, of the following conditions on or before the Closing Date:

(a)                          Loan Documents.  The Purchaser shall have received sufficient copies of each Loan Document originally executed and delivered by each applicable Loan Party.

(b)                                 Representations and Warranties.  The representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(c)                                  No Default.  No event shall have occurred and be continuing or would result from the consummation of the Transactions that would constitute an Event of Default or a Default or an “event of default” or a “default”, as such terms are defined in the Senior Credit Agreement.

(d)                                 Organizational Documents; Incumbency.  The Purchaser shall have received (i) copies of each Organizational Document executed and delivered by each Loan Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as the Purchaser may reasonably request.

(e)                                  Organizational and Capital Structure.  The organizational structure and capital structure of Holdings and its Subsidiaries shall be as set forth on Schedule 4.02.  The Purchaser shall have received reasonably satisfactory evidence that (i) at least a majority of the ownership interests in Holdings shall be owned by the Sponsor, (ii) the Sponsor shall control the Board of Directors of Holdings and (iii) all ownership interests in each Borrower’s Subsidiaries shall be owned by the applicable Borrower or its Subsidiaries in each case free and clear of any lien, charge, or encumbrance not permitted hereunder.

(f)                                    Consummation of Transactions Contemplated by Related Agreements.

(1)   (i)  The Lenders shall be reasonably satisfied with the Phase 1 Acquisition Agreements, and the Phase 1 Acquisition Agreements shall not be altered, amended or otherwise changed or supplemented or any condition therein waived in any respect materially adverse to the Lenders without the prior written consent of Requisite Lenders and (ii) the Phase 1 Acquisitions shall have been consummated in accordance with the terms thereof in all material respects and in compliance with applicable law and regulatory approvals.

(2)  The Lenders shall be satisfied that Holdings shall have received at least $1,000,000 from MSP management in equity financing and at least $1,000,000 from MHS management in equity financing, and the terms of such equity financing shall be reasonably satisfactory to the Purchaser.

(3)  The Borrowers shall have received gross proceeds of at least $110,000,000 under the Senior Credit Agreement from the funding of the term loans thereunder, and after giving effect to such loans, no less than $10,000,000 in unused revolving commitments shall be available to Borrowers under the Senior Credit Agreement, in each case on terms and conditions reasonably satisfactory to the Purchaser.

(g)                                 Existing Indebtedness.  On the Closing Date, Holdings and its Subsidiaries shall have (i) repaid in full all existing Indebtedness (other than Indebtedness set forth on Schedule 6.01), (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to the Purchaser all documents or instruments necessary to release all Liens securing such Indebtedness or other obligations of Holdings and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements satisfactory to the Purchaser with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of letters of credit to support the obligations of Holdings and its Subsidiaries with respect thereto.

(h)                                         Funds Flow Memorandum.  On or prior to the Closing Date, Borrowers shall have delivered to the Purchaser a funds flow memorandum in form and substance reasonably satisfactory to the Purchaser.

(i)                             Governmental Authorizations and Consents.  Each Loan Party shall have obtained all Governmental Authorizations and all material consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Loan Documents and the Related Agreements and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Purchaser.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(j)                                     Financial Statements; Projections.  Lenders shall have received from Holdings (i) reasonably satisfactory evidence of the financial performance of Holdings and its Subsidiaries for the twelve-month period ended December 31, 2006, (ii) pro forma consolidated financial statements of Holdings and its Subsidiaries as at the Closing Date, and reflecting the consummation of the Transactions to occur on the Closing Date, the related financings and the other transactions contemplated by the Loan Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance reasonably satisfactory to the Purchaser and Lenders (the “Pro Forma Financial Statements”), (iii) the Projections and (iv) a certification by the chief financial officer of the Borrowers that the Pro Forma Financial Statements and the Projections were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to have been reasonable when made.

(k)                                  Evidence of Insurance.  Purchaser shall have received a certificate from Borrowers’ insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.05 is in full force and effect.  The Purchaser shall be reasonably satisfied with the amount, types, and terms and conditions of all insurance maintained by Holdings and its Subsidiaries.

(l)                                     Opinions of Counsel to Loan Parties.  Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of Kirkland & Ellis LLP, counsel for Loan Parties, in the form of Exhibit C and as to such other matters as the Purchaser may reasonably request (it being acknowledged that such opinions shall specifically exclude and be qualified by the effects of any non-compliance with all laws concerning and/or regulating the practice of law), dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Purchaser (and each Loan Party hereby instructs such counsel to deliver such opinions to the Purchaser and Lenders).

(m)                               Fees.  Borrowers shall have paid to the Purchaser the fees payable under the Fee Letter.  The Purchaser and counsel for the Purchaser shall have received, in accordance with Section 12.02, payment of all reasonable costs and expenses for which invoices have been presented.

(n)                                 Solvency Certificate.  On the Closing Date, the Purchaser shall have received a Solvency Certificate from the chief financial officer of Holdings and each Borrower demonstrating that after giving effect to the consummation of the Transactions, Holdings, the Borrowers and the other Guarantors, taken as a whole, are and will be Solvent.

(o)                                 Closing Date Certificate.  Holdings and each Borrower shall have delivered to the Purchaser an originally executed Closing Date Certificate, together with all attachments thereto.

(p)                                 Closing Date.  Borrowers shall have issued the Notes to the Lenders on or before February 28, 2007.

(q)                                 No Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or, to the knowledge of an Authorized Officer of Holdings or any Borrower, threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Purchaser, singly or in the aggregate, materially impairs the Transactions, the financing thereof or any of the other transactions contemplated by the Loan Documents or the Related Agreements, or that could have a Material Adverse Effect.

(r)                                    Services Agreement.  Each of the Services Agreements shall be in full force and effect, and each of the MSP Services Agreement and the MHS Services Agreement shall not be inconsistent in any material respect with the MR Services Agreement.

(s)                                  Management Committee of MR Law.  The Management Committee of MR Law shall be limited to three people and shall consist of Daniel Phelan, Penni Alper and Gee Aldridge.

(t)                                    Intellectual Property.  The Purchaser shall be reasonably satisfied that Borrowers have the right to use all Intellectual Property to be used by the Borrowers through ownership, licensing or otherwise.

(u)                         Completion of Proceedings.  All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto shall be satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all such counterpart originals or certified copies of such documents as the Purchaser may reasonably request.

(v)                         Letter of Direction.  The Purchaser shall have received duly executed originals of a letter of direction from Borrowers addressed to the Purchaser, on behalf of itself and the Lenders, with respect to the disbursement on the Closing Date of the proceeds of the Notes issued on such date.

(w)                       Patriot Act.  The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(x)                           Leverage Ratios.  The Senior Leverage Ratio shall not be greater than 3.6:1.0 and the Total Leverage Ratio shall not be greater than 5.3:1.0, in each case (i) after giving pro forma effect to the incurrence of the Initial Term Loans (as defined in the Senior Credit Agreement) and the Notes and (ii) based off pro forma Consolidated Adjusted EBITDA of Holdings and its Subsidiaries for the twelve month period ended at least 30 days prior to the Closing Date, giving effect to the Phase 1 Acquisitions.

Each Lender, by delivering its signature page to this Agreement and purchasing the Notes on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Requisite Lenders, the Purchaser or Lenders, as applicable on the Closing Date.

ARTICLE FOUR
REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

In order to induce the Lenders to enter into this Agreement and to purchase the Notes, each Loan Party represents and warrants to each Lender, on the Closing Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Transactions):

Section 4.01                            Organization; Requisite Power and Authority; Qualification.

Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.01, (b) has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

Section 4.02                            Capital Stock and Ownership.

The Capital Stock of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth on Schedule 4.02, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other

Capital Stock of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Capital Stock of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Holdings or any of its Subsidiaries.  Schedule 4.02 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date after giving effect to the Transaction.

Section 4.03                            Due Authorization.

The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

Section 4.04                            No Conflict.

The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of Holdings or any of its Subsidiaries, (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Senior Debt Documents); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any material Contractual Obligation of Holdings or any of its Subsidiaries, except for (y) such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to the Purchaser or (z) solely with respect to Contractual Obligations, the failure of which to obtain would not reasonably be expected to result in a Material Adverse Effect.

Section 4.05                            Governmental Consents.

The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except as otherwise set forth in the Phase 1 Acquisition Agreements and except as have been obtained or made as of the Closing Date.

Section 4.06                            Binding Obligation.

Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.07                            Pro Forma Financial Statements.

The Pro Forma Financial Statements were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to have been reasonable when made.  As of the Closing Date, neither Holdings nor any of its Subsidiaries has any material contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Pro Forma Financial Statements.

Section 4.08                            Projections.

On and as of the Closing Date, the projections of Holdings and its Subsidiaries on a quarterly basis for the first year following the Closing Date and on an annual basis for six years following the Closing Date (the “Projections”) are based on good faith estimates and assumptions made by the management of Holdings; provided the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

Section 4.09                            No Material Adverse Change.

From December 31, 2006 until the Closing Date, no event, circumstance or change occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

Section 4.10                            No Restricted Junior Payments.

Since December 31, 2006 through and including the Closing Date, neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.05.

Section 4.11                            Adverse Proceedings, etc.

There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.12                            Payment of Taxes.

Except as otherwise permitted under Section 5.03, all federal and other material tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable.  Holdings knows of no proposed tax assessment (other than increases in tax rates generally) against Holdings or any of its Subsidiaries that is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings and/or its Subsidiaries, as the case may be, except for any assessments which would not reasonably be expected to result in a Material Adverse Effect; and as of the Closing Date no tax Lien has been filed, and to the knowledge of an Authorized Officer of Holdings, no claim is being asserted, with respect to any such tax, fee or other charge.

Section 4.13                            Properties.

(a)                  Title.  Each of Holdings and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property, including, but not limited to, Intellectual Property and licenses) all properties and assets necessary for the operation of their businesses, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.09.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b)                 Real Estate.  As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.  Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Holdings does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

Section 4.14                            Environmental Matters.

Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law.  There are and, to the knowledge of any Authorized Officers of Holdings and its Subsidiaries, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, neither Holdings nor any of its Subsidiaries nor, to the knowledge of any Authorized Officers of any Loan Party, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Holdings’ or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent.  Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  No event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 4.15                            No Defaults.

Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual

Obligations (other than this Agreement), and no condition exists which could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Section 4.16                            Material Contracts.

Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect in all material respects and no defaults currently exist thereunder (other than an immaterial breach that could not reasonably be expected to have a Material Adverse Effect).

Section 4.17                            Governmental Regulation.

Neither Holdings nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which limits its ability to incur Indebtedness or which otherwise renders all or any portion of the Obligations unenforceable.  Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.18                            Margin Stock.

Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds from the issuance and purchase of the Notes will be used by the Borrowers to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

Section 4.19                            Employee Matters.

Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of any Authorized Officers of Holdings and Borrowers, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of any Authorized Officers of Holdings and Borrowers, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries,  and (c) to the best knowledge of any Authorized Officers of Holdings and Borrowers, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of any Authorized Officers of Holdings and Borrowers, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

Section 4.20                            Employee Benefit Plans.

Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder in all material respects with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan.

Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status.  No material liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates.  No ERISA Event has occurred or is reasonably expected to create a material liability of Holdings or any of its Subsidiaries.  Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.  The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holdings, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan.  As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Holdings, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero.  Holdings, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.21                            Certain Fees.

Except as set forth on Schedule 4.21, no broker’s or finder’s fee or commission will be payable with respect to any of the transactions contemplated by the Related Agreements except as payable to the Purchaser, the Lenders, the Senior Lenders and the Agents (as defined in the Senior Credit Agreement).

Section 4.22                            Solvency.

The Loan Parties, taken as a whole, are and, upon the incurrence of any Obligation by any Loan Party on any date on which this representation and warranty is made, will be, Solvent.

Section 4.23                            Related Agreements.

(a)                  Delivery.  Holdings and Borrowers have delivered to Purchaser complete copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the date hereof and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the date hereof.

(b)                 Conditions Precedent.  On the Closing Date, (i) all of the conditions to effecting or consummating the Transactions set forth in the Related Agreements have been duly satisfied or waived with, in the case of any such waiver that is materially adverse to the Lenders, the consent of the Requisite Lenders, and (ii) the Transactions to be consummated on the Closing Date have been consummated in accordance with the Related Agreements in all material respects and all applicable laws.

Section 4.24                            Compliance with Statutes, etc.

Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of  its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.25                            Disclosure.

No representation or warranty of any Loan Party contained in any Loan Document or in any other documents, certificates or written statements (other than Projections and general market information) furnished to any Lender by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to an Authorized Officer of Holdings or any Borrower, in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made.  Any Projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or any Borrower to have been reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.  There are no facts known (or which should upon the reasonable exercise of diligence be known) to an Authorized Officer of Holdings or any Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

Section 4.26                            Intellectual Property.

Each Borrower and each of its Subsidiaries owns or possesses, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.27                            No Default.

Each component of the Transactions was consummated, as of the Closing Date (i) in accordance with the respective terms of the applicable Related Agreements in the form supplied to the Purchaser, without modification, waiver or amendment, except those which had the prior written consent of the Purchaser or which, neither individually nor in the aggregate, were materially adverse to the Lenders and (ii) in compliance with all applicable laws, including, without limitation, the Delaware General Corporation Law (to the extent relevant), the Bankruptcy Code, all regulations of the Internal Revenue Code and the United States Department of Labor applicable to employee stock ownership plans, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the corporate laws of each state in which any corporation now controlled by Holdings is or was incorporated.

Section 4.28                            Investigations, Audits, Etc.

Neither Holdings nor any of its Subsidiaries is the subject of (x) any pending review or audit by the Internal Revenue Service or any investigation by a Governmental Authority concerning the violation or possible violation of any law or (y) any pending litigation, judgment, action, charge, claim, demand, suit, petition, or arbitration, in each case, which could reasonably be expected to result in a Material Adverse Effect.

Section 4.29                            Agreements with Managers.

As of the Closing Date, Holdings has not entered into an agreement, whether written or oral, with any of the members of Holdings’ management or any other officer or employee of Holdings, for the purchase by such manager, officer or employee of any equity securities of Holdings or warrants or options to purchase equity securities of Holdings except as provided on Schedule 4.29.

Section 4.30                            Subordinated Indebtedness.

As of the Closing Date, the Notes are the only outstanding contractually subordinated indebtedness of Holdings and its Subsidiaries.

Section 4.31                            Foreign Assets Control Regulations.

None of the Loan Parties nor, to the best knowledge of any Authorized Officers of Holdings and Borrowers after due inquiry, any Affiliate of any Loan Party, is, or will be after consummation of the Transactions and application of the proceeds of the Notes, by reason of being a “national” of a “designated foreign country” or a “specially designated national” within the meaning of the Regulations of the Office of Foreign Assets Control, United States Treasury Department (31 C.F.R., Subtitle B, Chapter V), or for any other reason, in violation of, any United States Federal Statute or Presidential Executive Order concerning trade or other relations with any foreign country or any citizen or national thereof.

Section 4.32                            Patriot Act.

To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).  No part of the proceeds of the Notes will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.33                            RICO.

No Loan Party is engaged in or has engaged in any course of conduct that could reasonably be expected to subject any of their respective Properties to any Lien, seizure or other forfeiture under any criminal law, racketeer influenced and corrupt organizations law, civil or criminal, or other similar laws.

Section 4.34                            Unauthorized UCC Filings.

None of MR Law, MSP, MHS, any Borrower nor any of their respective Affiliates has granted a Lien in favor of any Person named on such UCC financing Statements as a creditor over the collateral that is described in the UCC financing statements referenced on Schedule 4.34 hereto. None of MR Law, MSP, MHS, any Borrower nor any of their respective Affiliates has incurred any Indebtedness from or with respect to any Person named in such UCC financing statements as a creditor.  No such creditor has legal title, or any other property interest, in any such collateral.

Section 4.35                            Private Offering; No Integration or General Solicitation.

None of the Loan Parties nor anyone acting on behalf of any of them has offered the Notes for sale to, or solicited any offer to buy the Notes from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchaser and not more than ten (10) other Institutional Investors including the Lenders, and no Loan Party nor anyone acting on behalf of any of them has taken or will take any action which would subject the issuance or sale of any of the Notes to the provisions of Section 5 of the Securities Act or violate the provisions of any state securities or blue sky laws of any applicable jurisdiction.  Subject to compliance by the Lenders with the representations and warranties set forth in Section 11.01 and with the procedures set forth in Sections 12.05 and 12.06, it is not necessary in connection with the offer, issue, sale and delivery of the Notes to the Initial Lenders in the manner contemplated by this Agreement and the other Loan Documents to register the Notes under the Securities Act or any Securities or blue sky law of any applicable jurisdiction or, until such time as the Securities are otherwise registered pursuant to an effective registration statement under the Securities Act, to qualify an indenture relating to the Notes under the Trust Indenture Act of 1939.

Neither Holdings nor any Borrower has, directly or indirectly, offered, issued, sold or solicited any offer to buy nor will any of them, directly or indirectly, offer, issue, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the sale of the Notes and require the Notes to be registered under the Securities Act.  None of Holdings, any Borrower, their Affiliates or any person acting on any of their behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering of the Notes.

Section 4.36                            Additional Representations.

Assuming the accuracy of the representations set forth in Section 11.01(g), Holdings and each Borrower represents and warrants to each Lender that the execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406(a)(1) of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Internal Revenue Code.

ARTICLE FIVE
AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that until payment in full of all Obligations (other than contingent indemnity obligations not then due and payable), each Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article Five.

Section 5.01                            Financial Statements and Other Reports.

Holdings will deliver to the Lenders:

(a)                  Monthly Reports.  Within (i) forty-five (45) days after January 31, 2007 and Feburary 28, 2007 and (ii) within thirty (30) days after the end of each month thereafter, the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such month and the related consolidated statements of income and cash flows of Holdings and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month (on a pro forma basis giving effect to the consummation of the Transactions with respect to the February 28, 2007 financial statements), setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, if any (it being understood that such corresponding figures will be drawn from the Pro Forma Financial Statements for any period completed prior to the Closing Date), and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(b)                 Reserved;

(c)                  Annual Financial Statements.  Within (i) one hundred twenty (120) days after the end of the Fiscal Year ended December 31, 2006 and (ii) ninety (90) days after the end of each Fiscal Year thereafter, (A) the consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year (but excluding the Fiscal Year ending December 31, 2005), and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (B) with respect to such consolidated financial statements a report thereon of a Big Four Accounting Firm or such other independent certified public accountants of recognized national standing, or such as selected by Holdings, and reasonably satisfactory to Requisite Lenders (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating that during the normal course of the annual audit, no condition or event that constitutes a Default or an Event of Default under Section 6.08 has come to their attention or, if such a condition or event has come to their attention, specifying the nature and period of existence thereof or a similar written statement reasonably acceptable to the Requisite Lenders;

(d)                 Compliance Certificate.  Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Section 5.01(c) and within forty-five (45) days after the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2007, a duly executed and completed Compliance Certificate;

(e)                  Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the Pro Forma Financial Statements, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Section 5.01(a) or 5.01(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Requisite Lenders;

(f)                    Notice of Default.  Promptly upon any Authorized Officer of Holdings or any Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or any Borrower with respect thereto; or (ii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrowers have taken, are taking and propose to take with respect thereto;

(g)                 Notice of Litigation.  Promptly upon any Authorized Officer of Holdings or any Borrower obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Borrowers to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Holdings or any Borrower to enable Lenders and their counsel to evaluate such matters;

(h)                 ERISA.  (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) upon request by Requisite Lenders, with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Requisite Lenders shall reasonably request;

(i)                     Financial Plan.  No later than thirty (30) days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Notes (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each month of the first Fiscal Year to which the Financial Plan relates, and (iii) forecasts demonstrating adequate liquidity through the final maturity date of the Notes, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to the Requisite Lenders;

(j)                     Insurance Certificate(s).  On each anniversary of the Closing Date, a certificate or certificates from the insurance broker for Holdings and its Subsidiaries or other evidence reasonably satisfactory to the Requisite Lenders outlining all material insurance coverage maintained as of such date by Holdings and its Subsidiaries;

(k)                                  Notice of Change in Board of Directors.  With reasonable promptness, written notice of any change in the Board of Directors of Holdings;

(l)                     Notice Regarding Material Contracts.  Promptly, and in any event within ten (10) Business Days (i) after any Material Contract of Holdings or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Holdings or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to the Requisite Lenders (to the extent such delivery is permitted by the terms of any such Material Contract; provided, no such prohibition on delivery shall be effective if it were bargained for by Holdings or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.01(l)), and an explanation of any actions being taken with respect thereto;

(m)               Environmental Reports and Audits.  As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Facility or which relate to any environmental liabilities of Holdings or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(n)                 Tax Notices.  Promptly upon any Authorized Officer of any Borrower obtaining knowledge of a tax event or liability not previously disclosed in writing by Borrowers to the Lenders which could reasonably be expected to result in a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to any Borrower to enable Lenders and their counsel to evaluate such matters;

(o)                 Financial Statements of MR Law, MSP and MHS. (i) So long as the MR Services Agreement is in effect, no later than ninety (90) days after the end of each fiscal year of MR Law, annual unaudited cash basis financial statements of MR Law; (ii) so long as the MSP Services Agreement is in effect, no later than ninety (90) days after the end of each fiscal year of MSP, annual unaudited cash basis financial statements of MSP; and (iii) so long as the MHS Services Agreement is in effect, no later than ninety (90) days after the end of each fiscal year of MHS, annual unaudited cash basis financial statements of MHS;

(p)                 Original Issue Discount Information.  Borrowers shall deliver to each Lender all original issue discount information relating the Notes as may be required by applicable law or as reasonably requested by the Lenders; and

(q)                 Other Information.  (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders and creditors acting in such capacity or by any Subsidiary of Holdings to its security holders and creditors other than Holdings or another Subsidiary of Holdings, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission and any material reports filed by Holdings or any of its Subsidiaries with any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, and (B) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

Section 5.02                            Existence.

Except as otherwise permitted under Section 6.09, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights (charter and statutory) and franchises, licenses, approvals and permits material to its business; provided, no Loan Party or any of its Subsidiaries (other than Borrowers in the case of existence) shall be required to preserve any such existence, right or franchise, licenses and permits if an Authorized Officer or the Board of Directors of such Person shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

Section 5.03                            Payment of Taxes.

Each Loan Party will, and will cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon; provided, no such Tax need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a charge that has or may become a Lien against any assets of any Loan Party, such contest proceedings conclusively operate to stay the sale of any of such assets to satisfy such Tax.  No Loan Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other than Holdings or any of its Subsidiaries).

Section 5.04                            Maintenance of Properties.

Each Loan Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

Section 5.05                            Insurance.

Holdings will maintain or cause to be maintained, with insurers who are reputable and with respect to which Holdings has used commercially reasonable efforts both at the time of inception of each insurance policy and upon each renewal thereof to confirm that such insurer is financially sound:  (i) business interruption insurance reasonably satisfactory to the Requisite Lenders and (ii) casualty insurance, public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as, in the case of the insurance described in clause (ii), may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

Section 5.06                            Inspections.

Each Loan Party will, and will cause each of its Subsidiaries to, permit, at the Borrowers’ expense, any authorized representatives designated by the Requisite Lenders (or, following and during the continuation of any Default or Event of Default, any Lender) to visit and inspect any of the properties of any Loan Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all at the expense of the Borrowers, upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that (i) a representative of the Loan Parties shall be given the opportunity to be present for any discussions with their independent public accountants and (ii) absent the occurrence and continuance of a Default or an Event of Default, the Borrowers shall be responsible for the expenses for no more than one visitation and inspection per year.

Section 5.07                            Lenders Meetings.

Holdings and each Borrower will, upon the request of the Requisite Lenders, participate in a meeting of the Lenders once during each Fiscal Year to be held at a Borrower’s corporate offices (or at such other location as may be agreed to by Borrowers and the Requisite Lenders) at such time as may be agreed to by Borrowers and the Requisite Lenders.  The Requisite Lenders agree to use commercially reasonable efforts to coordinate the timing of such meeting with any similar meeting held by Holdings and each Borrower for the benefit of the Senior Lenders.

Section 5.08                            Compliance with Laws.

Each Loan Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including ERISA and all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09                            Environmental Disclosure.

Holdings will deliver to the Lenders:

(a)                  as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims which could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)                 promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Holdings or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) Holdings’ or any Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(c)                  as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (3) any request for information from any governmental agency that suggests such agency is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity which could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

(d)                 prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (A) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(e)                  with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Requisite Lenders in relation to any matters disclosed pursuant to this Section 5.09.

Section 5.10                            Hazardous Materials Activities, etc.

Each Loan Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Loan Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Loan Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.11                            Subsidiaries.

In the event that any Person becomes a Domestic Subsidiary of any Borrower, such Borrower shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder by executing and delivering to the Lenders a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.01(d) and 3.01(l).  With respect to each such Subsidiary, the applicable Borrower shall promptly send to the Lenders written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of such Borrower, and (ii) all of the data required to be set forth in Schedules 4.01 and 4.02 with respect to all Subsidiaries of such Borrower; provided, such written notice shall be deemed to supplement Schedule 4.01 and 4.02 for all purposes hereof.

Section 5.12                            [Reserved].

Section 5.13                            [Reserved].

Section 5.14                            Further Assurances.

At any time or from time to time upon the request of the Requisite Lenders, each Loan Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Requisite Lenders may reasonably request in order to effect fully the purposes of the Loan Documents.  In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as the Requisite Lenders may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors.

Section 5.15                            [Reserved].

Section 5.16                            Books and Records.

The Loan Parties will, and will cause each of their Subsidiaries to, keep proper books of record and account in which full, true and correct entries in accordance with GAAP are made of all dealings and transactions in relation to its business and activities.

Section 5.17                            Performance of Leases, Related Documents and Other Material Agreements.

Each Borrower and its Subsidiaries shall (a) maintain in all material respects all leases of real and personal property and all debt agreements and Capital Leases to which they are a party without default or right of the lessor or other obligee to terminate or accelerate thereunder and (b) not take any action to terminate or breach any Material Contract (other than any immaterial breach that could not reasonably be expected to result in a Material Adverse Effect).

Section 5.18                            Unauthorized UCC Filings.

As soon as practicable after any Authorized Officer of any Loan Party has knowledge of the existence of a UCC financing statement filed against any Loan Party or any Loan Party’s assets (including, without limitation, any UCC financing statement filed against MSP or MHS on or prior to the Closing Date covering, or purporting to cover, the assets acquired by the Borrowers pursuant to the Phase 1 Acquisitions) that does not relate to a validly created Permitted Lien or was not otherwise authorized by such Loan Party (including, without limitation, the UCC financing statements referenced on Schedule 4.34 hereto in respect of which such knowledge is expressly acknowledged by the Loan Parties), such Loan Party shall (a) promptly notify the Lenders of such filing in writing, including therein a reasonably detailed explanation of such filing as well as the basis upon which such Loan Party believes such filing was filed and is unauthorized and (b) use commercially reasonable efforts to cause such UCC financing statement to be terminated as soon as is reasonably practicable.

Section 5.19                            Payment of Principal, Premium and Interest.

(a)                  Borrowers shall, on a joint and several basis, duly and punctually pay the principal of (and premium, if any, on) and all interest on the Notes, as required herein.  The entire unpaid balance of the Notes shall be due and payable on the Stated Maturity Date.  Borrowers shall pay interest on overdue principal (including post-petition interest in a proceeding under any Bankruptcy Code), and interest on overdue interest, to the extent lawful, at the rate specified in the Notes; provided, that interest on the Notes of each Lender payable in excess of 11.50% per annum of the outstanding principal amount of Notes may, at the option of the Borrowers (which option must be exercised in identical fashion with respect to each Lender), be paid in kind by capitalizing such interest and adding it to the aggregate principal amount of the Notes of each Lender, pro rata, effective as of the applicable Interest Payment Date (and, in this connection, if the Borrowers choose not to pay such interest in kind, the Borrowers shall give each Lender an irrevocable notice that they will not exercise such right, at least three (3) Business Days prior to any Interest Payment Date as to which such right shall not be exercised); provided, further that, if the Default Rate is applicable, all additional interest payable at the Default Rate (i.e., 2.00% per annum), on the outstanding principal amount of the Notes may, at the option of the Company (which option must be exercised in identical fashion with respect to each Holder), be paid in kind by capitalizing such interest effective as of the applicable Interest Payment Date (and, in this connection, if the

Borrowers choose not to pay such additional interest in kind, the Borrowers shall give each Lender an irrevocable notice that they will not exercise such right, at least three (3) Business Days prior to any Interest Payment Date as to which such right shall not be exercised).

(b)                 Notwithstanding any provision of this Section 5.19 to the contrary, if the aggregate amount of accrued and unpaid interest (including any Capitalized Interest) and original issue discount on any Interest Payment Date following the fifth anniversary of the issuance of the Notes, would, but for the provisions of this paragraph, exceed an amount equal to the product of (i) the issue price (as defined in Sections 1273(b) and 1274(a) of the Internal Revenue Code and the regulations thereunder) of the Notes and (ii) the yield to maturity (interpreted in accordance with Section 163(i) of the Internal Revenue Code and the regulations thereunder) of the Notes (such product, the “Maximum Accrual”), then all accrued and unpaid interest (including any interest that is capitalized and added to principal in accordance with terms hereof) and original issue discount on the Notes in excess of an amount equal to the Maximum Accrual shall be paid in cash by Borrowers on each such Interest Payment Date (any such payment, “Catch-Up Interest”).

ARTICLE SIX
NEGATIVE COVENANTS

Each Loan Party covenants and agrees that until payment in full of all Obligations (other than contingent indemnity obligations not then due and payable), such Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article Six.

Section 6.01                            Indebtedness.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)                  the Obligations;

(b)                 Indebtedness of any Loan Party to any other Loan Party; provided, that any such Indebtedness of Holdings to any other Loan Party shall constitute a Restricted Junior Payment subject to Section 6.05 hereof; provided further, (i) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to the Requisite Lenders, and (ii) any payment by any Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Guarantor to such Loan Party or to any of its Subsidiaries for whose benefit such payment is made;

(c)                  Indebtedness under the Senior Debt Documents;

(d)                 Indebtedness incurred by any Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of  such Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Holdings or any of its Subsidiaries;

(e)                  Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(f)                    Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(g)                 Indebtedness in respect of Taxes to the extent that payment thereof shall not be required to be made pursuant to Section 5.03;

(h)                 guaranties by any Borrower of Indebtedness of a Guarantor Subsidiary or guaranties by a Subsidiary of any Borrower of Indebtedness of any Borrower or a Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(i)                     Indebtedness described in Schedule 6.01, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(j)                     Indebtedness with respect to Capital Leases in an aggregate amount not to exceed at any time $2,200,000;

(k)                  purchase money Indebtedness in an aggregate amount not to exceed at any time $2,200,000 (including any Indebtedness acquired in connection with a Permitted Acquisition); provided, any such Indebtedness (i) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, and (ii) shall constitute not less than 90% of the aggregate consideration paid with respect to such asset;

(l)                     (i) Indebtedness of Borrowers incurred in connection with a Permitted Acquisition (either in the form of Seller Subordinated Notes, earn out obligations, deferred purchase price or otherwise) in an aggregate amount not to exceed $2,750,000 with respect to any single Permitted Acquisition or series of related Permitted Acquisitions and $8,250,000 with respect to all Permitted Acquisitions consummated since the Closing Date, in either case, at any one time outstanding, and (ii) any extension, renewal or refinancing of any Indebtedness specified in clause (i) above, provided, that such Indebtedness permitted under this clause (ii) shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(m)               obligations under incentive, non-compete, consulting, deferred compensation or other similar arrangements incurred by a Loan Party;

(n)                 Indebtedness incurred in connection with the financing of insurance premiums in the ordinary course of business;

(o)                 Indebtedness of Holdings incurred for the purpose of making Restricted Junior Payments permitted under Section 6.05(c); provided, that all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations on a basis reasonably satisfactory to the Requisite Lenders;

(p)                 other Indebtedness of Holdings and its Subsidiaries, in an aggregate amount not to exceed at any time $1,100,000.

Section 6.02                            Liens.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except (each of the following, collectively, the “Permitted Liens”):

(a)                  Liens securing the Senior Debt;

(b)                 Liens for Taxes if obligations with respect to such Taxes are not yet due and payable or are not required to be paid pursuant to the terms of Section 5.03;

(c)                  statutory Liens and contractual restatements of such Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business;

(d)                 Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral (as defined in the Senior Credit Agreement) on account thereof;

(e)                  easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

(f)                    any interest or title of a lessor or sublessor under any lease of real estate or licensor or sublicensor of personal property permitted hereunder;

(g)                 Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)                 purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i)                     [Reserved];

(j)                     any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k)                  non-exclusive licenses of patents, trademarks and other Intellectual Property rights granted by Borrowers or any of their Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of any Borrower or such Subsidiary;

(l)                     Liens described in Schedule 6.02;

(m)               Liens securing Indebtedness permitted pursuant to Sections 6.01(j) or (k); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(n)                 Liens consisting of judgment or judicial attachment liens with respect to judgments that do not constitute an Event of Default under Section 8.01;

(o)                 Liens on deposits required in connection with entering into any Interest Rate Agreement permitted hereunder;

(p)                 Liens on insurance policies and proceeds thereof securing the financing of the premiums with respect thereto in the ordinary course of business;

(q)                 Liens encumbering customary initial deposits and margin deposits and similar Liens attaching to other brokerage accounts, in each case with respect to Investments permitted under Section 6.07 and in the ordinary course of business;

(r)                    other Liens securing Indebtedness or other obligations in an aggregate amount not to exceed $550,000 at any time outstanding.

Section 6.03                            Reserved.

Section 6.04                            No Further Negative Pledges.

Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions contained in the Senior Debt Documents and (c) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), no Loan Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

Section 6.05                            Restricted Junior Payments.

No Loan Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:

(a)                  Reserved.

(b)                 Borrowers may make Restricted Junior Payments to Holdings (i) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, in an aggregate amount not to exceed $275,000 in any Fiscal Year, to the extent necessary to permit Holdings to pay general administrative costs and expenses and (ii) so long as any of the Borrowers and/or any of their Subsidiaries is a partnership or disregarded entity for U.S. federal and state income tax purposes or is otherwise filing a consolidated or combined tax return with Holdings, to the extent necessary to permit Holdings to discharge any tax liabilities payable by Holdings, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose;

(c)                  commencing with the Fiscal Year beginning January 1, 2007, and so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Borrowers may make Restricted Junior Payments to Holdings, and Holdings may then make Restricted Junior Payments, in each case for the purpose of repurchasing or redeeming Capital Stock of Holdings from employees upon the death, disability or other termination of employment of any such employee in an amount not to exceed $825,000 in any Fiscal Year; and

(d)                 STT may dividend the Capital Stock of Statewide Publishing to Holdings.

Section 6.06                            Restrictions on Subsidiary Distributions.

Except as provided herein, in any other Loan Document or in the Senior Debt Documents, no Loan Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Holdings to:

(a)                  pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Holdings or any other Subsidiary of Holdings;

(b)                 repay or prepay any Indebtedness owed by such Subsidiary to any Borrower or any other Subsidiary of Holdings;

(c)                  make loans or advances to Holdings or any other Subsidiary of Holdings; or

(d)                 transfer any of its property or assets to Holdings or any other Subsidiary of Holdings other than restrictions (i) in agreements evidencing Indebtedness permitted by Sections 6.01(j) or 6.01(k) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, or (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement.

Section 6.07                            Investments.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture or general partnership, except (each of the following, collectively, the “Permitted Investments”):

(a)                  Cash Equivalents;

(b)                 (i) equity Investments owned as of the Closing Date in any Domestic Subsidiary, and (ii) Investments made after the Closing Date in any wholly-owned Guarantor Subsidiary of any Borrower;

(c)                  Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Borrowers and their Subsidiaries;

(d)                 intercompany loans to the extent permitted under Section 6.01(b) (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes-Oxley Act to the extent any Borrower and its Subsidiaries are subject thereto);

(e)                  Consolidated Capital Expenditures permitted by Section 6.08(e);

(f)                    loans and advances to employees and directors of Holdings and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $275,000 in the aggregate;

(g)                 Permitted Acquisitions permitted pursuant to Section 6.09;

(h)                 Investments described in Schedule 6.07;

(i)                     Investments by Borrowers or any of their Subsidiaries in the form of Interest Rate Agreements permitted hereunder that are not speculative in nature;

(j)                     Investments received from the purchaser with respect to any Asset Sale or other asset disposition permitted under Section 6.09;

(k)                  to the extent permitted by applicable law, promissory notes received from officers and employees of any Loan Party in exchange for Capital Stock of Holdings purchased by such Persons pursuant to a stock ownership or purchase plan or compensation plan;

(l)                     earnest money deposits made in connection with Permitted Acquisitions;

(m)               Investments in deposit accounts opened in the ordinary course of business; and

(n)                 other Investments in an aggregate amount not to exceed at any time $550,000.

Notwithstanding the foregoing, in no event shall any Loan Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.05.

Section 6.08                            Financial Covenants.

(a)                  Interest Coverage Ratio.  Holdings shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2007,

to be less than the correlative ratio indicated:

FISCAL QUARTER	INTEREST COVERAGE RATIO
March 31, 2007	1.50:1.00
June 30, 2007	1.50:1.00
September 30, 2007	1.50:1.00
December 31, 2007	1.50:1.00
March 31, 2008	1.60:1.00
June 30, 2008	1.70:1.00
September 30, 2008	1.80:1.00
December 31, 2008	1.80:1.00
March 31, 2009	1.85:1.00
June 30, 2009	1.95:1.00
September 30, 2009	2.05:1.00
December 31, 2009	2.15:1.00
March 31, 2010	2.25:1.00
June 30, 2010	2.30:1.00
September 30, 2010	2.40:1.00
December 31, 2010	2.50:1.00
Thereafter	2.50:1.00

(b)                 Fixed Charge Coverage Ratio.  Holdings shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending  March 31, 2007, to be less than the correlative ratio indicated:

FISCAL QUARTER	FIXED CHARGE COVERAGE RATIO
March 31, 2007	1.15:1.00
June 30, 2007	1.15:1.00
September 30, 2007	1.15:1.00
December 31, 2007	1.15:1.00
March 31, 2008	1.20:1.00
June 30, 2008	1.20:1.00
September 30, 2008	1.20:1.00
December 31, 2008	1.20:1.00
March 31, 2009	1.30:1.00
Thereafter	1.30:1.00

(c)                  Total Leverage Ratio.  Holdings shall not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2007, to exceed the correlative ratio indicated:

FISCAL QUARTER	TOTAL LEVERAGE RATIO
March 31, 2007	6.50:1.00
June 30, 2007	6.50:1.00
September 30, 2007	6.50:1.00
December 31, 2007	6.25:1.00
March 31, 2008	6.00:1.00
June 30, 2008	5.75:1.00
September 30, 2008	5.50:1.00
December 31, 2008	5.50:1.00

FISCAL QUARTER	TOTAL LEVERAGE RATIO
March 31, 2009	5.00:1.00
June 30, 2009	5.00:1.00
September 30, 2009	4.75:1.00
December 31, 2009	4.75:1.00
March 31, 2010	4.50:1.00
June 30, 2010	4.50:1.00
September 30, 2010	4.25:1.00
Thereafter	4.00:1.00

(d)                 Senior Leverage Ratio.  Holdings shall not permit the Senior Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2007, to exceed the correlative ratio indicated:

FISCAL QUARTER	SENIOR LEVERAGE RATIO
March 31, 2007	4.00:1.00
June 30, 2007	4.00:1.00
September 30, 2007	4.00:1.00
December 31, 2007	4.00:1.00
March 31, 2008	3.75:1.00
June 30, 2008	3.50:1.00
September 30, 2008	3.25:1.00
December 31, 2008	3.25:1.00
March 31, 2009	3.00:1.00
June 30, 2009	3.00:1.00
September 30, 2009	2.75:1.00

FISCAL QUARTER	SENIOR LEVERAGE RATIO
December 31, 2009	2.75:1.00
March 31, 2010	2.50:1.00
Thereafter	2.50:1.00

(e)                  Maximum Consolidated Capital Expenditures.  Holdings shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount for Holdings and its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Year; provided, such amount for any Fiscal Year shall be increased by an amount equal to 50% of the excess, if any (without giving effect to any adjustment in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for the previous Fiscal Year:

FISCAL YEAR	CONSOLIDATED CAPITAL EXPENDITURES
2006	$3,200,000
2007	$3,200,000
2008	$3,200,000
2009	$3,200,000
2010	$3,200,000
2011	$3,200,000
Thereafter	$3,200,000

(f)                    Certain Calculations.  With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.08, Consolidated Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission or as reasonably acceptable to the Requisite Lenders, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Holdings) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans as defined and outstanding under the Senior Credit Agreement (and, following payment in full of all obligations (other than contingent indemnity obligations not then due and payable) under the Senior Credit Agreement, at the interest rates applicable to outstanding Notes) incurred during such period).

Section 6.09         Fundamental Changes; Disposition of Assets; Acquisitions.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or voluntarily convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, or become a general partner in any partnership, except:

(a)      any Subsidiary of Holdings may be merged with or into any Borrower or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Borrower or any Guarantor Subsidiary; provided, in the case of such a merger, such Borrower or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person;

(b)      sales, transfers or other dispositions of assets that do not constitute Asset Sales;

(c)      Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $550,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by an Authorized Officer of the applicable Borrower or, if the consideration is greater than $100,000, determined in good faith by the Board of Directors of the applicable Borrower), (2) no less than 75% of such consideration shall be paid in Cash and (3) if the Senior Credit Agreement is outstanding, the Net Asset Sale Proceeds (as defined in the Senior Credit Agreement) thereof shall be applied as required under the Senior Credit Agreement unless waived by the Senior Lenders;

(d)      disposals of obsolete, worn out or surplus property;

(e)      Permitted Acquisitions;

(f)       Investments made in accordance with Section 6.07;

(g)      the sale of any Investments permitted under Section 6.07 in the ordinary course of business;

(h)      the use of cash in the ordinary course of business; and

(i)       so long as no Event of Default has occurred and is continuing, any Loan Party may (1) compromise or settle any dispute, claim or legal proceeding with respect to accounts receivable for less than the total unpaid balance thereof, (2) release, wholly or partially, any Person liable for the payment thereof, or (3) allow any credit or discount thereon, in each case in the ordinary course of business.

Section 6.10         Disposal of Subsidiary Interests.

Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.09, no Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except as required by the Loan Documents, nonconsensual Permitted Liens and to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except as required by the Loan Documents, nonconsensual Permitted Liens or to another Loan Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

Section 6.11         Sales and Lease-Backs.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries to the extent such sale or transfer is otherwise permitted hereunder), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than Holdings or any of its Subsidiaries to the extent such sale or transfer is otherwise permitted hereunder) in connection with such lease.

Section 6.12         Transactions with Shareholders and Affiliates.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings (other than other Loan Parties), unless such transaction (i) has been disclosed to the Lenders, and (ii) is on terms that are no less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such an Affiliate; provided the foregoing restriction shall not apply to (a) the payment by Holdings and its Subsidiaries of reasonable and customary fees to members of its and its Subsidiaries’ Boards of Directors and the payment and provisions of reasonable compensation and benefits (including, without limitation, permitted incentive stock plans) to officers; (b) compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; (c) issuances of Capital Stock of Holdings to Equity Investors, directors and management of Holdings and its Subsidiaries to the extent permitted under this Agreement; (d) transactions described in Schedule 6.12 and (e) expense reimbursements and indemnification payments made to Sponsor.

Section 6.13         Conduct of Business.

From and after the Closing Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Loan Party on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

Section 6.14         Permitted Activities of Holdings.

Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under this Agreement, the other Loan Documents and the Related Agreements; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Senior Debt Documents to which it is a party or permitted pursuant to Section 6.02; (c) engage in any business or activity or own any assets (including, without limitation, Cash and Cash Equivalents) other than (i) holding 100% of the Capital Stock of each Borrower, (ii) performing its obligations and activities incidental thereto under the Loan Documents, and to the extent not inconsistent therewith, the Related Agreements; (iii) making Restricted Junior Payments and Investments to the extent permitted by this Agreement and (iv) maintaining its existence; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Capital Stock of any of its Subsidiaries; or (f) create or acquire any direct Subsidiary or directly make or own any Investment in any Person other than Borrowers.

Section 6.15         Amendments or Waivers of Certain Related Agreements.

No Loan Party shall nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Related Agreement (other than the Senior Debt Documents), Material Contract or Organizational Document after the Closing Date in a manner materially adverse to the Lenders without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

Section 6.16         Amendments or Waivers of with Respect to Senior Debt Documents.

Except as otherwise permitted by the Subordination Agreement and the Senior Debt Documents, each of Holdings and each Borrower shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of the Requisite Lenders, amend, modify or supplement the Senior Debt Documents.

Section 6.17         Fiscal Year.

No Loan Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31.

Section 6.18         No Integration.

No Loan Party shall, nor shall it permit any of its Affiliates to, make any offer or sale of securities of any class of any of the Borrowers if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would render invalid any applicable exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof with respect to the issuance and sale of the Notes.

ARTICLE SEVEN
GUARANTY

Section 7.01         Guaranty of the Obligations.

Subject to the provisions of Section 7.02, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Lenders the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 7.02         Contribution by Guarantors.

All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty that exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor’s Fair Share Shortfall as of such date, with the result that all such contributions will cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed.  “Fair Share Shortfall” means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under any Fraudulent Transfer Laws; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.02), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.02.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.02.

Section 7.03         Payment by Guarantors.

Subject to Section 7.02, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Lender may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrowers to pay any of the Guaranteed Obligations when and as the same shall become due (after giving effect to any stated cure periods), whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to the Lenders, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower becoming the subject of a case under the

Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Lenders as aforesaid.

Section 7.04         Liability of Guarantors Absolute.

Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)         this Guaranty is a guaranty of payment when due (after giving effect to any stated cure periods) and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)        the Lenders may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Borrower and any Lender with respect to the existence of such Event of Default;

(c)         the obligations of each Guarantor hereunder are independent of the obligations of Borrowers and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrowers, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Borrower or any of such other guarantors and whether or not any Borrower is joined in any such action or actions;

(d)        payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if the Lenders are awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)         any Lender, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment thereof or of the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Lender in respect hereof or of the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Lender may have against any such security, in each case as such Lender in its discretion may determine consistent with this Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(f)         this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) of this Agreement, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms of this Agreement or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Lender might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Lender’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which any Borrower may allege or assert against any Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.05         Waivers by Guarantors.

Each Guarantor hereby waives, for the benefit of Lenders: (a) any right to require any Lender, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Lender in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of any Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Lender’s errors or omissions in the administration of the Guaranteed

Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default under this Agreement, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 7.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.06         Guarantors’ Rights of Subrogation, Contribution, etc.

Until the Guaranteed Obligations (other than contingent indemnity obligations not then due and payable) shall have been paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Lender now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Lender.  In addition, until the Guaranteed Obligations (other than contingent indemnity obligations not then due and payable) shall have been paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.02.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Lender may have against such Borrower, to all right, title and interest any Lender may have in any such collateral or security, and to any right any Lender may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than contingent indemnity obligations not then due and payable) shall not have been paid in full, such amount shall be held in trust for the Lenders and shall forthwith be paid over to the Lenders to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.07         Subordination.

Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall, subject to the Subordination Agreement, be held in trust for Lenders and shall forthwith, subject to the Subordination Agreement, be paid over to Lenders to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.  Any conflict between the terms of this Agreement and the Subordination Agreement shall be interpreted and resolved in favor of the Subordination Agreement.

Section 7.08         Continuing Guaranty.

This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than contingent indemnity obligations not then due and payable) shall have been paid in full.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.09         Authority of Guarantors or Borrowers.

It is not necessary for any Lender to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.10         Financial Condition of Borrowers.

Any credit extension may be made to Borrowers or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrowers at the time of any such grant or continuation, as the case may be.  No Lender shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower.  Each Guarantor has adequate means to obtain information from Borrowers on a continuing basis concerning the financial condition of each Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Lender to disclose any matter, fact or thing relating to the business, operations or conditions of Borrowers now known or hereafter known by any Lender.

Section 7.11         Bankruptcy, etc.

(a)      So long as any Guaranteed Obligations (other than contingent indemnity obligations not then due and payable) remain outstanding, no Guarantor shall, without the prior written consent of the Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Borrower or any other Guarantor.  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Guarantor or by any defense which any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)      Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Lenders that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Lenders, or allow the claim of the Lenders in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)         In the event that all or any portion of the Guaranteed Obligations are paid by Borrowers, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12         Discharge of Guaranty upon Sale of Guarantor.

If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Lender or any other Person effective as of the time of such Asset Sale.

ARTICLE EIGHT
EVENTS OF DEFAULT

Section 8.01         Events of Default.

If any one or more of the following conditions or events shall occur:

(a)      Failure to Make Payments When Due.  Failure by Borrowers to pay (i) when due the principal or premium, if any, on the Notes, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on the Notes or any fee or any other amount due hereunder within seven (7) days after the date due (in each case, whether or not any such payment is prohibited under the Subordination Agreement); or

(b)      Default in Other Agreements.  (i) Failure of any Loan Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.01(a)) with an aggregate principal amount of $1,100,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party with respect to any other material term of (1) one or more items of Indebtedness in the aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if, in the case of each of the foregoing clauses (i) and (ii), the effect of such breach or default is to cause that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c)      Breach of Certain Covenants.  (i) Failure of any Loan Party to perform or comply with any term or condition contained in Section 5.02, Article Six, or Section 9.06; or (ii) failure of any Loan Party to perform or comply with any term or condition contained in Section 5.01(a) through (d) and such failure shall not have been remedied or waived within fifteen (15) Business Days after such failure; or

(d)      Breach of Representations, etc.  Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document shall be false in any material respect as of the date made or deemed made; or

(e)      Other Defaults Under Loan Documents.  Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 8.01, and such default shall not have been remedied or waived within thirty-five (35) days after the earlier of (i) an Authorized Officer of such Loan Party becoming aware of such default or (ii) receipt by Borrowers of notice from any Lender of such default; or

(f)       Involuntary Bankruptcy; Appointment of Receiver, etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g)      Voluntary Bankruptcy; Appointment of Receiver, etc.  (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its general inability, to pay its debts as such debts become due; or the Board of Directors of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.01(f); or

(h)      Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $1,100,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) or any non-monetary judgment which would reasonably be expected to result in a Material Adverse Effect shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(i)       Dissolution.  Any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of thirty-five (35) days; or

(j)       Employee Benefit Plans.  (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $1,100,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA; or

(k)      Guaranties and other Loan Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability under any Loan Document to which it is a party;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.01(f) or 8.01(g), automatically, and (2) upon the occurrence and during the continuation of any other Event of Default, upon notice to Borrowers by the Requisite Lenders, each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party: (I) the unpaid principal amount of, premium, if any, on, and accrued interest on the Notes, and (II) all other Obligations.  Except as set forth in the immediately preceding sentence, nothing herein shall prevent the Lenders from exercising any remedies upon the occurrence of any Event of Default available to such Lenders at law, in equity, by contract or otherwise.

ARTICLE NINE
PAYMENTS AND PREPAYMENTS OF NOTES

Section 9.01         Right of Redemption.

The Notes may be redeemed at the election of the Borrowers at such times, in such amounts and at the Redemption Prices (together with any applicable accrued interest to the Redemption Date) specified in the form of Note attached as Exhibit A hereto.

Section 9.02         Partial Redemptions.

In case the Borrowers elect to redeem less than all of the Notes, Borrowers shall redeem such Notes pro rata from each Lender; provided, however, that any such redemption shall be for an aggregate principal amount of not less than $1,000,000 (or the remaining outstanding principal amount).  For all purposes of this Agreement, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of any Notes redeemed or to be redeemed only in part, to the portion of the principal amount of such Notes which has been or is to be redeemed.

Section 9.03         Notice of Redemption.

Notice of redemption (which may be conditional upon the effectiveness of other financing) shall be given by first-class mail, postage prepaid, mailed not less than ten (10) nor more than sixty (60) days prior to the Redemption Date, at the expense of the Borrowers, to each Lender of Notes to be redeemed, at its address appearing in the Security Register.

All notices of redemption shall state:

(a)         the Redemption Date (which must be a Business Day);

(b)        the Redemption Price;

(c)         if less than all the Outstanding Notes are to be redeemed, the portion of each Note to be redeemed;

(d)        that on the Redemption Date the Redemption Price will become due and payable upon each such Note to be redeemed and that interest (including Capitalized Interest) will cease to accrue on and after said date; and

(e)         the place or places where such Notes are to be surrendered for payment of the Redemption Price.

Section 9.04         Notes Payable on Redemption Date.

If notice of redemption shall have been given as provided above, unless such notice is conditional and the applicable condition has not been satisfied, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after such date (unless the Borrowers shall default in the payment of the Redemption Price) such Notes shall not bear interest (including Capitalized Interest).  Upon surrender of any such Note for redemption in accordance with said notice, the Redemption Price shall be paid by the Borrowers; provided, however, that installments of interest payable on or prior to the Redemption Date shall be payable to the Lenders of such Notes registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of this Agreement.

If the Redemption Price for any Note called for redemption shall not be so paid upon surrender thereof for redemption, the Redemption Price shall, until paid, bear interest from the Redemption Date at the rate provided by the Note.

Section 9.05         Notes Redeemed in Part.

Any Note which is to be redeemed only in part shall be surrendered at the principal offices of the Borrowers (with, if the Borrowers so require, due endorsement by, or a written instrument of transfer in form satisfactory to the Borrowers duly executed by, the Lender thereof or his attorney duly authorized in writing), and the Borrowers shall execute and deliver to the Lender of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Lender, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.

Section 9.06         Offer to Purchase Upon Liquidity Event.

(a)         Within five Business Days following any Liquidity Event, the Borrowers covenant to:

(i) repay in full all obligations and terminate all commitments under or in respect of Senior Debt or other Indebtedness to the extent the terms thereof prohibit the purchase by the Borrowers of the Notes upon a Liquidity Event in compliance with the terms of this Section 9.06 or irrevocably offer to repay in full all obligations and terminate all commitments under or in respect of all such Senior Debt or other Indebtedness and repay the Senior Debt owed to each such Senior Lender who has accepted such offer; or

(ii) obtain the requisite consents under the Senior Credit Agreement or other Indebtedness to permit the repurchase of the Notes as described below.

The Borrowers must first comply with 9.06(a) before they shall be required to purchase Notes in accordance with this Section 9.06 upon the occurrence of a Liquidity Event.

(b)        Upon the occurrence of a Liquidity Event and following compliance by the Borrowers with Section 9.06(a), Borrowers shall make an offer (a “Liquidity Event Offer”) to each Lender to purchase all of such Lender’s Notes at an offer price in cash equal to the Redemption Prices (including Capitalized Interest) specified in the form of Note attached as Exhibit A hereto, together with accrued and unpaid interest thereon (the “Liquidity Event Payment”), in accordance with the terms set forth below, provided however that if the Notes and the indebtedness created by the Senior Credit Agreement are repaid in full with the proceeds of an initial public offering within 30 days of receipt of the proceeds of such initial public offering, then the price at which Borrowers shall purchase the Notes shall be equal to 100% of the principal amount (including Capitalized Interest) thereof, together with accrued and unpaid interest thereon.  Each of Holdings and Borrowers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of the Notes as a result of a Liquidity Event, and none of Holdings or any Borrower shall be in violation of this Agreement by reason of any act required by such rule (if applicable) or other applicable law.

(c)         Within thirty (30) days following any Liquidity Event, the Borrowers shall mail a notice to each Lender stating:

(1)           that the Liquidity Event Offer is being made pursuant to this Section 9.06 and that all Notes tendered will be accepted for payment;

(2)           the purchase price and the purchase date, which shall be at least fifteen (15) Business Days but no more than sixty (60) days from the date on which the Borrowers mail notice of the Liquidity Event (the “Liquidity Event Payment Date”);

(3)           that any Notes not tendered will continue to accrue interest and Capitalized Interest;

(4)           that, unless the Borrowers default in the payment of the Liquidity Event Payment, all Notes accepted for payment pursuant to the Liquidity Event Offer shall cease to accrue interest and Capitalized Interest, if applicable, after the Liquidity Event Payment Date;

(5)           that Lenders electing to have any Notes purchased pursuant to a Liquidity Event Offer shall be required to surrender the Notes, with the form entitled “Option of Lender to Elect Purchase” on the reverse of the Notes completed, to the Borrowers, or their designated agent for such purpose, at the address specified in the notice prior to 5:00 p.m. New York City time on the third Business Day preceding the Liquidity Event Payment Date; and

(6)           that Lenders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(d)        On or before the Liquidity Event Payment Date, the Borrowers shall, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Liquidity Event Offer and (ii) mail or wire to the Lenders of Notes or portions thereof so tendered an amount equal to the Liquidity Event Payment in respect of all Notes or portions thereof so tendered.  The Borrowers shall promptly execute and mail to each Lender a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any.  The Borrowers shall disclose to the Lenders the results of the Liquidity Event Offer on or as soon as practicable after the Liquidity Event Payment Date.

(e)         Notwithstanding the foregoing, the Borrowers will not be required to make a Liquidity Event Offer, as provided above, if, in connection with or in contemplation of any Liquidity Event, any of them or a third party has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Liquidity Event Payment and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer.  The Alternate Offer must comply with all the other provisions applicable to the Liquidity Event Offer, shall remain, if commenced prior to the Liquidity Event, open for acceptance until the consummation of the Liquidity Event.

(f)         The foregoing provisions of this Section 9.06 shall not prevent the occurrence of any Event of Default caused by any Liquidity Event or affect any right of any Lender as a consequence thereof, whether under this Agreement or otherwise.

Section 9.07         [Reserved].

Section 9.08         General Provisions Regarding Payments.

(a)         All payments by Borrowers of principal, premium, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition.  Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.  All payments of interest on the Notes shall be paid to the persons in whose names such Notes are registered on the Security Register at the close of business on the date fifteen (15) calendar days immediately preceding the related Interest Payment Date (the “Regular Record Date”) and all payments of principal on the Notes shall be paid to the persons in whose names such Notes are registered on the applicable Liquidity Event Payment Date or at the Stated Maturity Date, as applicable.  Payments of principal (including Capitalized Interest) on any Note (other than on a Liquidity Event Payment Date as set forth in Section 9.06) shall be payable without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Borrowers made concurrently with or reasonably promptly after payment or prepayment in full of any Note, the Lenders shall surrender such Note for cancellation reasonably promptly after any such request, to the Borrowers at their principal executive office.  Payments of interest on Notes shall be made, in accordance with this Agreement and subject to applicable laws and regulations, by check mailed on or before the due date for such payment to the Person entitled thereto at such Person’s address appearing on the Security Register or by wire transfer to such account as any Lender shall designate by written instructions received by any Borrower no less than 15 days prior to any applicable Interest Payment Date, which wire instruction shall continue in effect until such time as such Lender otherwise notifies the Borrowers or such Lender no longer is the registered owner of such Note or Notes.  All payments shall be made not later than 3:00 p.m. (New York City time) on the date due; funds received by any Lender after that time on such due date shall be deemed to have been paid by Borrowers on the next succeeding Business Day.  Until the Borrowers receive instructions to the contrary, all payments to the Purchaser shall be made at the address specified in Section 12.01.

(b)        Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in the Notes that the notice of any optional redemption specify a Business Day as the date fixed for such redemption), any payment of principal of, or premium or interest on any

Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

(c)         All payments in respect of the principal amount of any Note shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Note on a date when interest is due and payable with respect to such Note) shall be applied to the payment of interest before application to principal.

(d)        A Lender shall deem any payment by or on behalf of the Borrowers hereunder that is not made in same day funds prior to noon (New York City time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by such Lender until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  The applicable Lender shall give prompt telephonic notice to the Borrowers if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.01(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate plus the interest rate stated on the Note from the date such amount was due and payable until the date such amount is paid in full.

(e)         All payments by Borrowers of principal, premium, interest, fees and other Obligations shall be made on a pro rata basis among the Lenders.

Section 9.09         Taxes.

(a)         Payments Free of Taxes.  Any and all payments under or with respect to any Loan Document shall be made free and clear of and without deduction or withholding for or on account of any and all present or future income, stamp or other taxes, duties, levies, imposts, deductions, assessments, fees, interest, penalties, addition to tax, withholdings or similar charges, now or hereafter imposed, levied, withheld or assessed and all liabilities with respect thereto, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which the Lender is organized or maintains a lending office.  If any Borrower shall be required by law to deduct any such non-excluded taxes, duties, levies, imposts, deductions, fees, withholdings or similar charges and liabilities (“Non-Excluded Taxes”) from or in respect of any sum payable under any Loan Document, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deductions been required, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority in accordance with applicable law; provided, however, that such Borrower shall not be required to increase any such amounts payable that are attributable to United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement or are attributable to such Lender’s failure or inability to comply with Section 9.09(f), except to the extent such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from such Borrower with respect to such Non-Excluded Taxes pursuant to this Section.

(b)        Payments of Other Taxes by Borrowers.  In addition, each Borrower agrees to pay any and all Other Taxes to the relevant Governmental Authority in a timely manner and in accordance with applicable law.

(c)         Evidence of Payments.  Whenever any Non-Excluded Taxes or Other Taxes are payable, as promptly as possible thereafter, and in no case after 30 days after the date of such payment, such Borrower shall furnish to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Requisite Lenders.

(d)        Determination and Payment of Gross-Up.  If any Borrower shall be required to deduct or pay any Non-Excluded Taxes or Other Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to any Lender, such Borrower shall also pay to such Lender, at the time interest is paid, such additional amount that the Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that such Lender would have received if such Non-Excluded Taxes or Other Taxes had not been imposed.

(e)         Indemnification by Borrowers.  The Borrowers jointly and severally agree to indemnify the Lenders for (i) the full amount of Non-Excluded Taxes and Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Lenders and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case regardless of whether such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that if the Borrowers reasonably believe that such Non-Excluded Taxes or Other Taxes were not correctly or legally asserted, the Lender will use reasonable efforts to cooperate with the Borrowers to obtain a refund of such Non-Excluded Taxes or Other Taxes.  Payment under this subsection (e) shall be made within 10 days after the date the Lender makes a demand therefor.

(f)         Status of Lenders.

(i)            Each Foreign Lender shall deliver to the Borrowers, prior to becoming a Lender under this Agreement, whichever of the following is applicable:

(1)           duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(2)           duly completed copies of Internal Revenue Service Form W-8ECI,

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(4)           any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers to determine the withholding or deduction required to be made.

Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Borrowers such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrowers of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrowers pursuant to this Agreement and (B) promptly notify the Borrowers of any change in circumstances that would modify or render invalid any claimed exemption or reduction.

(ii)           The Borrowers shall not be required to pay any additional amount to any Foreign Lender under Section 9.09(a) (A) with respect to any Non-Excluded Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 9.09(f)(ii) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 9.09(f); provided that if such Lender shall have satisfied the requirement of this Section 9.09(f) on the date such Lender became a Lender, nothing in this Section 9.09(f) shall relieve the Borrowers of the obligation to pay any amounts pursuant to Section 9.09(f) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iii)          Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Requisite Lenders one duly signed completed original of Internal Revenue Service Form W-9.

(g)        Survival of Obligations.  The obligations of the Borrowers under this Section 9.09 shall survive the termination of this Agreement and the payment of loans and all other amounts hereunder.

ARTICLE TEN
SUBORDINATION

Section 10.01       Subordination.  The Notes and all other Obligations of the Loan Parties under the applicable Loan Documents are and shall at all times be and remain subordinated and subject in right of payment to the extent and in the manner set forth in the Subordination Agreement to the prior payment in full of all Senior Debt (as defined therein) and the Notes and the Guaranty shall, in each case, bear the restrictive legend set forth in the Subordination Agreement pursuant to the terms thereof.

ARTICLE ELEVEN
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE LENDERS

Section 11.01       Representations, Warranties and Agreements.

Each Lender, severally and not jointly, represents and warrants to the Borrowers as of the date hereof and as of the Closing Date (and, in the case of Section 11.01(a), (b), (c) and (d), as of the date it becomes a Lender if such date is following the Closing Date) as follows:

(a)         Such Lender is acquiring the Notes for its own account, for investment purposes only and not with a view to any distribution thereof within the meaning of the Securities Act except in accordance with applicable law;

(b)        Such Lender understands that the Notes have not been and will not be registered under the Securities Act or any state or other securities law, that the Notes are being issued by the Borrowers in a transaction exempt from the registration requirements of the Securities Act, and that the Notes may not be offered or sold except pursuant to an effective registration statement under the Securities Act or pursuant to applicable exemptions from registration under the Securities Act and in compliance with applicable state laws.

(c)         Such Lender did not employ any broker or finder in connection with the transactions contemplated in this Agreement.

(d)        Such Lender is an Institutional Accredited Investor or a Qualified Institutional Buyer.  Such Lender is financially able to hold the Notes for long term investment and to suffer a complete loss of its investment in the Notes.

(e)         Such Lender (a) is duly incorporated, organized or formed, validly existing and (to the extent such concept is relevant) in good standing under the laws of its jurisdiction of incorporation, organization or formation, and (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(f)         The execution, delivery and performance of this Agreement and the other Loan Documents to which such Lender is a party are within its corporate, limited liability company or limited partnership, as the case may be, power and authority and have been duly authorized by all necessary action of such Lender, do not conflict with or result in a breach of or violate any of such Lender’s governing documents or any material contract to which such Lender is a party or by which its assets are bound or any applicable laws and constitute legal, valid and binding agreements of such Lender enforceable against it in accordance with their respective terms, subject to limitations on enforceability due to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (including public policies) or except as rights to indemnification or contribution may be limited by Federal or state securities laws.

(g)        One or more of the following statements is accurate as to each source of funds to be used by such Lender to purchase the Notes:

(i)            such Lender is not acquiring the Notes with the assets of any Plan which is subject to Title I of ERISA or Section 4975 of the Internal Revenue Code; or

(ii)           such Lender is an insurance company and the source of funds being used by such Lender to acquire the Notes is an “insurance company general account,” as such term is defined in the Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60, and the purchase and holding of the Notes is exempt under PTCE 95-60; or

(iii)          the source of funds being used by such Lender to acquire the Notes constitute plan assets that are included in an “investment fund” (within the meaning of Part V of PTCE 84-14) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of PTCE 84-14), and the purchase and holding of the Notes is exempt under PTCE 84-14; or

(iv)          the source of funds being used by such Lender to acquire the Notes is either (i) an insurance company pooled separate account, within the meaning of PTCE 90-1, or (ii) a bank collective investment fund, within the meaning of PTCE 91-38, and the purchase and holding of the Notes is exempt under either PTCE 90-1 or PTCE 91-38; or

(v)           the source of funds being used by such Lender to acquire the Notes is a governmental or church plan that is covered neither by Title I of ERISA nor Section 4975 of the Internal Revenue Code and neither the purchase of, nor the subsequent holding of, the Securities will result in, arise from, constitute or involve a transaction that is prohibited under applicable state or local law; or

(vi)          the source of funds being used by such Lender to acquire the Notes is the assets of one or more Plans which are managed by an “in-house asset manager,” as that term as defined in PTCE 96-23, and the purchase and holding of the Notes is exempt under PTCE 96-23.

ARTICLE TWELVE
MISCELLANEOUS

Section 12.01       Notices; Effectiveness; Electronic Communication.

(a)      Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)    if to any Borrower, to it at 1544 Old Alabama Road, Roswell, Georgia 30076; Attention Jennifer Dorris (Telecopier No. (770) 643-7290; Telephone No. (770) 643-2787);

(ii)   if to the Purchaser, to The Royal Bank of Scotland plc, at 101 Park Avenue, New York, New York 10178; Attention of Jose A. Rosado (Telecopier No. (212) 401-1390; Telephone No. (212) 401-1380), with a copy to Latham & Watkins LLP, at 633 W. 5th Street, Suite 4000, Los Angeles, CA 90071, Attention of John Mendez (Telecopier No. (213) 891-8763; Telephone No. (213) 891-8181); and

(iii)  if to any other Lender, to it at its address (or telecopier number) set forth in the Security Register.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)      Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Purchaser.  Any Lender or any Borrower may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Purchaser otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)      Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

Section 12.02       Expenses; Indemnity; Damage Waiver.

(a)      Costs and Expenses.  Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Purchaser and its Affiliates, including the reasonable fees, charges and disbursements of outside counsel for the Purchaser, in connection with the purchase and subsequent sales by the Purchaser of the Notes provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Purchaser or any other Lender, including the fees, charges and disbursements of any counsel for the Purchaser or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Notes issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Notes. It is understood and agreed by all parties hereto that the foregoing expense reimbursement obligations shall not be applicable to, and shall not be deemed to include, any expenses of any Lender relating solely and exclusively to, or arising solely and exclusively from, such Lender’s ownership, if any, of any Capital Stock of Holdings (other than any Capital Stock received by such Lender in exchange for any Obligations owed to it hereunder).

(b)      Indemnification by Borrowers.  In addition to the payment of expenses pursuant to Section 10.02, Borrowers shall indemnify the Purchaser, each other Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any outside counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Note or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party,  and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (B) resulted solely from the failure to pay any expenses that a Loan Party is not required to reimburse under Section 12.02(a); and provided further that no Loan Party shall have any obligation to any Indemnitee hereunder with respect to Indemnified Liabilities arising out of legal proceedings commenced against a Lender by the assignee of such Lender or by the purchaser of Notes from such Lender to the extent such proceedings relate (A) solely to breaches of representations or warranties of such assigning or selling Lender regarding ownership or authority to assign or sell all or a portion of the Notes, or (B) principally to statements or representations made by an assigning or selling Lender to such assignee or purchaser that were not based upon information supplied by Borrowers; and provided further that Borrowers and the other Loan Parties shall not be required to reimburse the legal fees and expenses of more than one firm of outside counsel (in addition to any reasonably necessary special counsel and up to one local counsel in each applicable local jurisdiction) for all Indemnitees unless, in the reasonable opinion of outside counsel reasonably satisfactory to Borrowers and Requisite Lenders, representation of all such Indemnitees would be inappropriate due to the existence of an actual or potential conflict of interest.  It is understood and agreed by all parties hereto that the foregoing indemnity reimbursement obligations shall not be applicable to, and shall not be deemed to include, any losses, claims, damages, liabilities and related expenses of any Lender relating solely and exclusively to, or arising solely and exclusively from, such Lender’s ownership, if any, of any Capital Stock of Holdings (other than any Capital Stock received by such Lender in exchange for any Obligations owed to it hereunder).

(c)      Contribution.  If for any reason (other than the reasons set forth in Section 12.02(b) above), the indemnification above is unavailable to the Lenders or insufficient to hold them harmless, then the Borrowers shall contribute to the amount paid or payable by the Lenders as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect (i) the relative economic benefit from the issuance and sale of the Notes contemplated by this Agreement and the Loan Documents of (A) the Loan Parties and their respective affiliates, stockholders, partners, members or other equity holders on the one hand and (B) the Lenders on the other hand as well as (ii) the relative fault of (A) the Loan Parties and their respective affiliates, stockholders, partners, members or other equity holders and (B) the Borrowers with respect to such loss, claim, damage or liability and any other relevant equitable considerations.

(d)      Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)      Payments.  All amounts due under this Section 12.02 shall be payable not later than ten (10) days after written demand therefor (which writing shall contain a reasonably detailed calculation of such amounts); provided, that if Borrowers have a good faith dispute with respect to such amounts and no Lender has incurred out-of-pocket expenses with respect thereto, such amounts shall be payable upon the earlier to occur of the resolution of the dispute and thirty (30) days after such written demand.

Section 12.03       Amendments and Waivers.

(a)      Requisite Lenders’ Consent.  Subject to the additional requirements of Section 12.03(b), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.

(b)      Affected Lenders’ Consent.  Without the written consent of each Lender that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)    extend the scheduled final maturity of any Note;

(ii)   waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)  reduce the premium, or reduce the rate of interest on any Note (other than any waiver of any increase in the interest rate applicable to any Note to the Default Rate) or any fee payable hereunder or change the cash pay nature of any such interest;

(iv)  extend the time for payment of any such interest or fees;

(v)   amend, modify, terminate or waive any provision of, Section 9.08(e), Section 12.03(b), or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(vi)  amend, directly or indirectly, the definition of “Requisite Lenders” (or any other defined terms used to define such term);

(vii)           release all or substantially all of the Guarantors or all or substantially all of the value of the Guaranty from the Guaranty except as expressly provided in the Loan Documents;

(viii)          consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document, except as expressly provided in Section 6.09;

(ix)            increase the aggregate principal amount of the Notes issued hereunder by the issuance of additional Notes (other than as a result of Capitalized Interest) at any time after the Closing Date;

(x)             reduce the principal amount of the Notes; or

(xi)            further subordinate the Notes.

Section 12.04       Reserved.

Section 12.05       Private Offerings.

At any time after the date hereof, the Notes may be sold, pledged or otherwise transferred in Private Offerings; provided the following provisions shall apply to any Private Offering and the Lenders agree to comply, and to cause any Person acting on their respective behalf to comply, with the following:

(a)           Offers and Sales.  Offers and sales of the Securities will be made only by the Lenders or Affiliates thereof who are qualified to do so in the jurisdictions in which such offers or sales are made.  Each such offer or sale shall only be made (i) to persons who are Qualified Institutional Buyers, (ii) to a limited number of other institutional accredited investors (as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D) that the offeror or seller reasonably believes to be and, with respect to sales and deliveries, that are Accredited Investors who are not Qualified Institutional Buyers (“Institutional Accredited Investors”), (iii) to non-U.S. persons outside the United States to whom offers and sales of the Notes may be made in reliance upon, and in conformity with the provisions of, Regulation S or (iv) in reliance on, and in conformity with the provisions of, Rule 144 of the Securities Act.

(b)           No General Solicitation.  The Notes will be offered by approaching prospective Lenders on an individual basis.  No general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) will be used in the United States and no directed selling efforts (as defined in Regulation S) will be made outside the United States in connection with any Private Offering of the Notes.

(c)           Purchases by Non-Bank Fiduciaries.  In the case of a non-bank Lender acting as a fiduciary for one or more third parties, in connection with an offer and sale to such purchaser pursuant to this Section 12.05, any such third party shall be an Institutional Accredited Investor or a Qualified Institutional Buyer or a non-U.S. person outside the United States.

(d)           Restrictive Legend.  Upon original issuance by the Borrowers, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes (and all securities issued in exchange therefor or in substitution thereof) shall bear such legends as are required under Section 2.07.

(e)           No Future Liability.  Following the sale of the Notes by any Lender to any subsequent Lender pursuant to the terms hereof, the selling Lender shall not be liable or responsible to the Borrowers for any losses, damages or liabilities suffered or incurred by Holdings or the Borrowers, including any losses, damages or liabilities under the Securities Act, arising from or relating to any resale or transfer of any Note previously sold by such Lender in compliance with this Section 12.05.

(f)            Minimum Amounts.  (i) Except in the case of a sale of the entire remaining amount of the selling Lender’s Notes or in the case of a sale to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount of Notes need be sold; and (ii) in any case not described in clause (i) above, the aggregate amount of the Notes subject to each such sale shall not be less than $1,000,000.

Section 12.06       Private Offerings Under Rule 144A.

At any time after the Closing Date, at the request of any Lender or any prospective Lender designated by such Lender, the Borrowers shall take all commercially reasonable actions necessary to satisfy the information delivery requirements of Rule 144A(d)(4) under the Securities Act.

Section 12.07       Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 12.08       Survival of Representations, Warranties and Agreements.

All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the issuance of the Notes.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 9.09 and 12.02 and the agreements of Lenders set forth in Section 12.02 shall survive the payment of the Notes and the termination hereof.

Section 12.09       No Waiver; Remedies Cumulative.

No failure or delay on the part of any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 12.10       Marshalling; Payments Set Aside.

No Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to a Lender, and such payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made.

Section 12.11       Severability.  In case any provision in or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 12.12       Obligations Several; Independent Nature of Lenders’ Rights.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations of any other Lender hereunder.  Nothing contained herein or in any other Loan Documents, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 12.13       Headings.

Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 12.14       Governing Law; Jurisdiction; Etc.

(a)      Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAW AND RULES.

(b)      Submission to Jurisdiction.  Each Borrower and each other Loan Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Purchaser or any other Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against a Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c)      Waiver of Venue.  Each Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)      Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.01.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 12.15       WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND

(B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER  LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.16       Treatment of Certain Information; Confidentiality.

Each of the Purchaser and the other Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates and their respective partners, directors, officers, employees, agents, advisors, auditors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential in accordance with this Section 12.16), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, provided that the disclosing party will promptly notify the Borrowers of such disclosure to the extent permitted by applicable law, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or purchaser of, or any prospective assignee of or purchaser of, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Lender on a nonconfidential basis from a source other than a Borrower or a Person that such disclosing party knows is in breach of a confidentiality obligation to a Loan Party.

For purposes of this Section, “Information” means all information received from any Borrower or any of its Subsidiaries relating to Holdings, Borrowers or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to any Lender on a nonconfidential basis prior to disclosure by a Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.17       Usury Savings Clause.

Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Notes issued hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Notes issued hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrowers shall pay to the Lenders an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Borrowers to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the

Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Notes issued hereunder or be refunded to Borrowers.

Section 12.18       Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Purchaser or the other Lenders constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Article Three, this Agreement shall become effective when it shall have been executed by the Initial Lenders and when the Purchaser shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.19       Entire Agreement.

This Agreement represents the entire agreement of the parties with regard to the subject matter hereof, and the terms of any letters and other documentation entered into between any of the parties hereto prior to the execution of this Agreement which relate to the Notes to be issued hereunder shall be replaced by the terms of this Agreement.

Section 12.20       Patriot Act Notification.

Each Lender hereby notifies Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

MR DEFAULT SERVICES LLC

By:	/s/ Jennifer Dorris
Name: Jennifer Dorris
Title: Vice President, CFO and Secretary

E-DEFAULT SERVICES LLC

By:	/s/ Jennifer Dorris
Name: Jennifer Dorris
Title: Vice President, CFO and Secretary

STATEWIDE TAX AND TITLE SERVICES LLC

By:	/s/ Jennifer Dorris
Name: Jennifer Dorris
Title: Vice President, CFO and Secretary

STATEWIDE PUBLISHING SERVICES LLC

By:	/s/ Jennifer Dorris
Name: Jennifer Dorris
Title: Vice President, CFO and Secretary

MR PROCESSING HOLDING CORP.

By:	/s/ Jennifer Dorris
Name: Jennifer Dorris
Title: Vice President, CFO and Secretary

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Jennifer Dorris
Name: Jennifer Dorris
Title: Vice President, CFO and Secretary

ARES CAPITAL CP FUNDING, LLC

By:	/s/ Michael Arougheti
Name: Michael Arougheti
Title: President

SCHEDULE A

TO PURCHASE AGREEMENT

Information Regarding Initial Lenders

Name of Initial Lender	Amount of Notes Purchased

Ares Capital CP Funding, LLC	$28,303,746.81

Royal Bank of Scotland plc	$26,696,253.19

SCHEDULE 1.01

TO PURCHASE AGREEMENT

Consolidated Adjusted EBITDA:

FISCAL QUARTER ENDING	CONSOLIDATED ADJUSTED EBITDA
June 30, 2006	$7,091,644
September 30, 2006	$7,816,682
December 31, 2006	$9,325,170
March 31, 2007

From January 1, 2007 through the Closing Date, historical EBITDA of (i) Holdings and its Subsidiaries and (ii) the businesses acquired in the Phase 1 Acquisitions, as adjusted using the adjustments set forth in the report prepared by PWC with respect to the twelve-month period ended September 30, 2006, plus the actual Consolidated Adjusted EBITDA of Holdings and its Subsidiaries from the Closing Date through March 31, 2007

Consolidated Capital Expenditures:

FISCAL QUARTER ENDING	CONSOLIDATED CAPITAL EXPENDITURES
June 30, 2006	$439,127
September 30, 2006	$190,620
December 31, 2006	$363,789
March 31, 2007	From January 1, 2007 through the Closing Date, $200,000, plus the actual Consolidated Capital Expenditures of Holdings and its Subsidiaries from the Closing Date through March 31, 2007

Taxes on income paid in Cash:

FISCAL QUARTER ENDING	TAXES ON INCOME PAID IN CASH
June 30, 2006	$0
September 30, 2006	$0
December 31, 2006	$0
March 31, 2007	From January 1, 2007 through the Closing Date, $0, plus the actual Taxes on income paid in Cash from the Closing Date through March 31, 2007

EXHIBIT A

Form of Face of Note

THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS.  SUCH SECURITY MAY BE OFFERED, SOLD OR TRANSFERRED ONLY IN COMPLIANCE WITH THE REQUIREMENTS OF SUCH ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS AND SUBJECT TO THE PROVISIONS OF THE PURCHASE AGREEMENT, DATED AS OF FEBRUARY 9, 2007, AMONG MR DEFAULT SERVICES LLC (“MR”), E-DEFAULT SERVICES LLC, (“E-DEFAULT”), STATEWIDE TAX AND TITLE SERVICES LLC (“STT”), STATEWIDE PUBLISHING SERVICES LLC (“STATEWIDE PUBLISHING” AND TOGETHER WITH MR, E-DEFAULT AND STT, ON A JOINT AND SEVERAL BASIS, THE “BORROWERS”), MR PROCESSING HOLDING CORP. (“HOLDINGS”), CERTAIN SUBSIDIARIES OF BORROWERS, THE LENDERS PARTY THERETO FROM TIME TO TIME AND THE ROYAL BANK OF SCOTLAND PLC (AS IT MAY BE AMENDED FROM TIME TO TIME, THE “PURCHASE AGREEMENT”).  A COPY OF THE PURCHASE AGREEMENT IS AVAILABLE AT THE OFFICES OF EACH OF THE BORROWERS.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (AS IT MAY BE AMENDED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”) DATED AS OF FEBRUARY 9, 2007, AMONG THE ROYAL BANK OF SCOTLAND PLC, IN ITS CAPACITY AS PURCHASER (AS SUCH TERM IS DEFINED IN THE PURCHASE AGREEMENT), OTHER LENDERS UNDER THE PURCHASE AGREEMENT GOVERNING THIS NOTE FROM TIME TO TIME PARTY THERETO, HOLDINGS, THE BORROWERS, CERTAIN SUBSIDIARIES OF THE BORROWERS, THE ROYAL BANK OF SCOTLAND PLC, IN ITS CAPACITY AS ADMINISTRATIVE AGENT (TOGETHER WITH ITS SUCCESSORS AND ASSIGNS, THE “ADMINISTRATIVE AGENT”) AND COLLATERAL AGENT (TOGETHER WITH ITS SUCCESSOR AND ASSIGNS, THE “COLLATERAL AGENT”) FOR THE LENDERS UNDER THE SENIOR CREDIT AGREEMENT (AS DEFINED BELOW), TO THE INDEBTEDNESS (INCLUDING INTEREST) OWED BY THE BORROWERS PURSUANT TO THAT CERTAIN CREDIT AND GUARANTY AGREEMENT DATED AS OF FEBRUARY 9, 2007 AMONG THE BORROWERS, HOLDINGS, CERTAIN SUBSIDIARIES OF BORROWERS, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS FROM TIME TO TIME PARTY THERETO (THE “SENIOR CREDIT AGREEMENT”), AS SUCH SENIOR CREDIT AGREEMENT MAY BE AMENDED, SUPPLEMENTED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME AND TO INDEBTEDNESS REFINANCING THE INDEBTEDNESS UNDER THAT AGREEMENT AS CONTEMPLATED BY THE SUBORDINATION AGREEMENT; AND EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT WITHIN THE MEANING OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND THE REGULATIONS THEREUNDER.  UPON ANY LENDER’S REQUEST, THE CHIEF FINANCIAL OFFICER OF THE BORROWERS WILL PROVIDE TO SUCH LENDER INFORMATION REGARDING THIS NOTE’S ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY.

13.50% Senior Subordinated Note Due 2014

Date: February 9, 2007

$

MR Default Services LLC, a limited liability company duly formed and existing under the laws of Delaware (“MR”), E-Default Services LLC, a limited liability company duly formed and existing under the laws of Delaware (“E-Default”), Statewide Tax and Title Services LLC, a limited liability company duly formed and existing under the laws of Delaware (“STT”) and Statewide Publishing Services LLC, a limited liability company duly formed and existing under the laws of Delaware (“Statewide Publishing” and, together with MR, E-Default and STT, on a joint and several basis, the “Borrowers,” and each, a “Borrower”, which terms include any successor Person under the Agreement (as defined on the reverse hereof)), for value received, hereby promise, on a joint and several basis, to pay to                              , or registered assigns, the principal sum of                                   on February 9, 2014 (the “Stated Maturity Date”), and to pay interest thereon from the date hereof, quarterly in arrears on March 31, June 30, September 30 and December 31 in each year (or, if such day is not a Business Day, on the next succeeding Business Day) commencing on June 30, 2007 and, if different, on the Stated Maturity Date (each, an “Interest Payment Date”) at the rate of 13.50% per annum, until the principal hereof is paid.  All interest payable with respect to this Note shall be paid in cash; provided, however, that on any Interest Payment Date, the Borrowers shall have the option (provided that if the Borrowers choose not to pay such interest in kind, the Borrowers have given to each Lender an irrevocable notice that they will not exercise such option, at least three (3) Business Days prior to any Interest Payment Date as to which such option shall not be exercised) to capitalize and to add to the principal amount of this Note a portion of the interest payable on this Note on such Interest Payment Date not exceeding the interest that accrues on this Note for the period ending on such Interest Payment Date at the rate of up to 2.0% per annum.  Such capitalized interest shall be referred to for purposes hereof as the “Capitalized Interest.”

Interest shall be computed on the basis of a 360-day year of twelve 30-day months.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Agreement, be paid to the Person in whose name this Note is registered on the Security Register at the close of business on the Regular Record Date for such interest, which shall be the fifteenth calendar day (whether or not a Business Day) immediately preceding such Interest Payment Date.  Notwithstanding the foregoing, if this Note is issued after a Regular Record Date and prior to an Interest Payment Date, the record date for such Interest Payment Date shall be the original issue date.

Notwithstanding any provision of this Note to the contrary, if the aggregate amount of accrued and unpaid interest (including any Capitalized Interest) and original issue discount on any Interest Payment Date following the fifth anniversary of the issuance of the Notes, would, but for the provisions of this paragraph, exceed an amount equal to the product of (i) the issue price (as defined in Sections 1273(b) and 1274(a) of the Internal Revenue Code and the regulations thereunder) of the Notes and (ii) the yield to maturity (interpreted in accordance with Section 163(i) of the Internal Revenue Code and the regulations thereunder) of the Notes (such product, the “Maximum Accrual”), then all accrued and unpaid interest (including any interest that is capitalized and added to principal in accordance with the terms hereof) and original issue discount on the Notes in excess of an amount equal to the Maximum Accrual shall be paid in cash by Borrowers on each such Interest Payment Date (any such payment, “Catch-Up Interest”).

If an Event of Default (as defined in the Agreement) has occurred and is continuing due to (i) nonpayment when due of interest on, principal of, or premium, if any, on this Note, (ii) bankruptcy (voluntary or involuntary) or insolvency or (iii) breach of any financial covenants set forth in Section 6.08 of the Agreement, this Note will accrue interest at 2.0% per annum (the “Default Rate”) plus the stated interest rate on this Note until such time as no such Event of Default shall be continuing (to the extent that the payment of such interest shall be legally enforceable).  The Borrowers may, at their option, pay additional interest at the Default Rate in cash or in kind, as set forth in the Agreement.

The Borrower shall pay the amounts due hereunder in money of the United States of America that at the time of payment is legal tender for payment of public and private debts.  The Borrowers will make all cash payments in respect of a Note (including principal, premium, if any, and interest), by mailing a check on or before the due date for such payment to the registered address of each Lender (as defined in the Agreement) thereof as it shall appear in the Security Register (as defined in the Agreement); provided, however, that payments on the Notes may also be made by wire transfer to such account maintained by the payee with a bank in the United States if such Lender elects payment by wire transfer by giving written notice to such effect to any Borrower designating such account no less than 15 days immediately preceding the due date for payment.

Each holder of this Note will be deemed, by its acceptance hereof, (A)(i) to have agreed to the confidentiality provisions set forth in Section 12.16 of the Agreement and (ii) the provisions of the Subordination Agreement and (B) to have made the representations set forth in Section 11.01 of the Agreement.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Borrowers have caused this instrument to be duly executed as of the date first above written.

MR DEFAULT SERVICES LLC

By:	/s/ Jennifer Dorris
Name: Jennifer Dorris
Title: Vice President, CFO and Secretary

E-DEFAULT SERVICES LLC

By:	/s/ Jennifer Dorris
Name: Jennifer Dorris
Title: Vice President, CFO and Secretary

STATEWIDE TAX AND TITLE SERVICES LLC

By:	/s/ Jennifer Dorris
Name: Jennifer Dorris
Title: Vice President, CFO and Secretary

STATEWIDE PUBLISHING SERVICES LLC

By:	/s/ Jennifer Dorris
Name: Jennifer Dorris
Title: Vice President, CFO and Secretary

This Note is one of a duly authorized issue of securities of the Borrowers designated as their 13.50% Senior Subordinated Notes due 2014 (herein called the “Notes”), limited in aggregate original principal amount to $55,000,000, issued and to be issued pursuant to the Purchase Agreement, dated as of February 9, 2007 (herein called the “Agreement”), by and among MR DEFAULT SERVICES LLC, a Delaware limited liability company (“MR”), E-DEFAULT SERVICES LLC, a Delaware limited liability company (“E-Default”), STATEWIDE TAX AND TITLE SERVICES LLC, a Delaware limited liability company (“STT”), STATEWIDE PUBLISHING SERVICES LLC, a Delaware limited liability company (“Statewide Publishing” and, together with MR, E-Default and STT, on a joint and several basis, “Borrowers”), MR PROCESSING HOLDING CORP., a Delaware corporation (“Holdings”), certain subsidiaries of Borrowers, as Guarantors, the Lenders party thereto from time to time and THE ROYAL BANK OF SCOTLAND PLC (“RBS” or the “Purchaser”), to which Agreement and all amendments thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Borrowers and the Lenders and of the terms upon which the Notes are, and are to be, issued and delivered.  All capitalized terms used and not defined in this Note shall have the meanings assigned to such terms in the Agreement.

The Notes are subject to redemption, at the election of the Borrowers, upon not less than ten (10) or more than sixty (60) days’ notice by mail (which notice may be conditional upon the effectiveness of other financing), in whole or in part, at any time after February 9, 2007, at the Redemption Price expressed as the percentage of the outstanding principal amount thereof (including Capitalized Interest) set forth in the right hand column below, together with accrued and unpaid interest on such principal amount through the date of prepayment:

Redemption Date	Redemption Price
February 9, 2007 — February 9, 2008	103.0%
February 9, 2008 — February 9, 2009	101.0%
After February 9, 2009	Par

The Agreement provides that, subject to certain conditions, if a Liquidity Event occurs, the Borrowers shall be required to make an offer to purchase all or a specified portion of the Notes at the price applicable to such offer to purchase as if it were a redemption, at the election of the Borrowers, made in accordance with the foregoing paragraph.

If less than all the Notes are to be redeemed, the Notes shall be redeemed pro rata from each Lender; provided, however, that any such redemption shall be for an aggregate principal amount of not less than $1,000,000 (or the remaining outstanding principal amount).

The Notes do not have the benefit of any sinking fund obligations.

In the event of a redemption or purchase pursuant to a Liquidity Event Offer of this Note in part only, a new Note or Notes for the unredeemed or unpurchased portion hereof will be issued in the name of the Lender hereof upon the cancellation hereof.

This Note is subject to the provisions of the Subordination Agreement.  Each Lender of this Note, by accepting the same, agrees to and shall be bound by such provisions.

If an Event of Default shall occur and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Agreement.  Upon payment of (i) the principal so declared due and payable and any overdue installment of interest, (ii) any overdue principal and premium payable upon redemption or repurchase of this Note, and (iii) interest on any overdue principal of, and any premium and interest on, this Note (in each case to the extent that the payment of such interest shall be legally enforceable) all of Borrowers’ obligations in respect of the payment of the principal of, and interest on, this Note shall terminate.

The Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Borrowers and certain rights of the Lenders under the Agreement at any time by the Borrowers with the consent of the Requisite Lenders.  The Agreement also contains provisions requiring the prior written consent of each Lender affected thereby to waive compliance by the Borrowers with certain provisions of the Agreement.  Any such consent or waiver by the Lender of this Note shall be conclusive and binding upon such Lender and upon all future Lenders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register upon surrender of this Note for registration of transfer at the principal offices of the Borrowers, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Borrowers duly executed by, the Lender hereof or its attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.  Prior to due presentment for registration of transfer, the Borrowers shall treat the person in whose name this Note is registered as the owner and holder hereof for the purpose of receiving payment and for all other purposes, and the Borrowers will not be affected by any notice or knowledge to the contrary.

The Notes are issuable only in registered form without coupons in minimum denominations of $1,000.  As provided in the Agreement and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Lender surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Borrowers may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith in accordance with the terms of the Agreement.

In the event any interest is paid on this Note which exceeds the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable, then that portion of the interest payment received in excess of such legal maximum shall be deemed a payment of principal and applied against the principal balance of this Note.

THE AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

OPTION OF LENDER TO ELECT PURCHASE

If you want to elect to have this Note purchased in its entirety by the Borrowers pursuant to Section 9.06 of the Agreement, check the box:  ☐

If you want to elect to have only a part of the principal amount of this Note purchased by the Borrowers pursuant to Section 9.06 of the Agreement, state the portion of such amount: $

Dated:

Your Signature:
(Sign exactly as name appears on the other side of this Note)

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                              to transfer this Note on the books of the Borrowers.  The agent may substitute another to act for him.

Dated:

Your Signature:
(Sign exactly as your name appears on the face of this Note)